Exhibit 10.29

Confidential Materials omitted and filed separately with the Securities and Exchange

Commission. Asterisks denote omissions.

COLLABORATION, DEVELOPMENT AND LICENSE AGREEMENT

This COLLABORATION, DEVELOPMENT AND LICENSE AGREEMENT (the “Agreement”), effective as of this 8th day of June, 2005 (the “Effective Date”), is made by and between Trimeris, Inc., having a principal place of business at 3500 Paramount Parkway, Morrisville, North Carolina 27560, U.S.A. (“Trimeris”), and ChemBridge Research Laboratories, Inc. (together with its Affiliates, “CRL”), having a principal place of business at 16981 Via Tazon, Suite K, San Diego, California 92127, U.S.A.

RECITALS

WHEREAS CRL has skills, expertise and experience in the application of discovery chemistry and biology for use in identifying small molecule modulators for drug targets, and has identified, developed, rights to and owns proprietary chemistry and biological technologies suitable for preclinical drug discovery as high throughput biological screening assays and medicinal chemistry;

WHEREAS Trimeris has identified, developed, rights to and owns proprietary biological models, assays, and materials that have the potential to be used as the basis for drug discovery programs for Targets (as defined below) specific for Trimeris;

WHEREAS Trimeris and CRL desire to collaborate to identify Compounds (as defined below) with activity as anti-viral agents against the Targets, with the goal of delivering Compounds with desired activity and selectivity for developing Products (as defined below) in the Field (as defined below) with the Compounds and information which result from the Research Collaboration (as defined below).

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

ARTICLE 1

DEFINITIONS

Unless the context clearly indicates otherwise, the following rules shall govern the interpretation of this Agreement:

a.	The definitions of all terms defined herein shall apply equally to the singular, plural, and possessive forms of such terms.

b.	All references to “Sections,” or “Articles”, or “Exhibits” shall mean the corresponding Sections of, Articles of and Exhibits to this Agreement.

As used herein, the following terms will have the meanings set forth below:

1.1 “Active” shall mean a compound developed and tested under the Research Plan which meets potency and selectivity guidelines with respect to a Target, as provided in the Research Plan. The potency and selectivity guidelines defining an “Active” may be amended from time to time, based on SAR and available data, by the Joint Research Committee (“JRC”) in accordance with the JRC Decision-Making Process.

1.2 “ADMET” shall mean studies that are designed to examine preliminary adsorption, distribution, metabolism, excretion or toxicology profiles of a Compound in vitro and/or in animals, which may or nay not be conducted under GLP conditions.

1.3 Affiliate” shall mean any corporation or other entity, whether de jure or de facto, which is directly or indirectly controlling, controlled by or under common control of a Party hereto for so long as such control exists. For the purposes of this Section 1.3, “control” shall mean the direct or indirect ownership of at least fifty percent (≥50%) of the voting securities, income interest, a comparable equity in such or other voting rights of such subject entity having the power to vote on or direct the affairs of the entity, or if not meeting the preceding, the maximum voting right that may be held by the particular entity under the laws of the country where such entity exists. In case of CRL, affiliates shall include ChemBridge Corporation, having a principal place of business at 16981

Via Tazom, Suite G, San Diego, CA, 92127, U.S.A.; and ChemBridge Ltd., having a principal place of business at 1 Malya Pyrogovskaya, Moscow, 119435, Russian Federation.

1.4 “Change of Control” shall have the meaning as set forth in Section 2.15.

1.5 “Chemist” shall mean a scientist with the sufficient knowledge and training in medicinal and synthetic organic chemistry, including but not limited to the design and synthesis of chemical entities, and whom possesses unique skills and expertise, to enable timely performance of the obligations as set out in the Research Plan, and with scientific qualifications that meets or exceeds industry standards for a research chemist performing in a drug discovery collaboration between two companies.

1.6 “Collaboration Technology” shall mean all Inventions and other intellectual property, including without limitation any Know-How and Patent Rights relating thereto, made solely by either CRL or solely by Trimeris, or jointly by CRL and Trimeris in the course of performing or in connection with the Research Collaboration. It is understood and agreed that Collaboration Technology shall not include any CRL Technology, or Trimeris Technology, or Development Technology.

1.6.1 “Know-How” shall mean all ideas, inventions, data, instructions, processes, formulas, expert opinions and information, including, without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information developed either solely by CRL or Trimeris, or jointly by CRL and Trimeris during performing and in connection with the Research Collaboration, in each case, which is necessary for the development, manufacture, use or sale or commercialization of Compounds and/or Products, to the extent CRL or Trimeris has the right to license or sublicense the same; provided, however, that Know-How does not include any CRL Technology, Trimeris Technology, Development Technology, or any inventions otherwise included in the Patent Rights.

1.6.2 “Patent Rights” shall mean (i) all patents and patent applications the subject of which is an invention conceived and reduced to practice either solely by CRL or Trimeris, or jointly by CRL and Trimeris in the performance of or in connection with the Research Collaboration, that claim a Compound (including, but not limited to, their progeny and derivatives and all non-covalent derivatives, acid addition salts and cationic salts, and all diastereomeric and enantiomeric forms thereof), and including without limitation a Focused Library Compound, a Lead Compound, Development Compound, a Compound, or method of use or process for the synthesis or manufacture thereof or composition-of-matter containing such Compound, and (ii) any divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in (i) above; provided, however, that Patent Rights shall not include any CRL Technology, or Trimeris Technology, or Development Technology.

1.7 “Compound” shall mean any one or more chemical entity(ies) that is (i) specifically designed by Trimeris and/or CRL in the course of performing or in connection with the Research Plan; or (ii) designed by Trimeris and/or CRL, and synthesized by CRL, in the course of performing or in connection with the Research Plan; or (iii) synthesized by CRL in the course of performing or in connection with the Research Plan; or (iv) has been designated as a Development Compound under Section 2.4.4(c) below. Except as expressly provided for in this Section 1.7, or in Section 2.4.4(c) below, it is understood and agreed that Library Compounds shall not be deemed Compounds. Compounds shall not include any Trimeris Technology.

1.8 “CRL Library” shall mean the collection of CRL proprietary chemical entities and other chemical libraries that CRL makes available on a non-exclusive basis to Third Parties; provided, however, CRL Library shall not include any Compounds.

1.9 “CRL Technology” shall mean certain know-how, intellectual property or patents, as shown by contemporaneous documentation, that is (i) developed, licensed and/or owned by CRL, prior to the Effective Date, or (ii) developed, licensed and/or owned by CRL at any time outside of the Research Collaboration, or (iii) developed during the term of the Research Collaboration and not having specific application to the Research Plan (i.e. such know-how, intellectual property, or patents having application only outside of the specific composition of matter, method of synthesis, manufacture, sale or importation of a Compound and/or a Product).

1.10 “Database Mining Compound” shall mean a chemical entity that is received by CRL from a third party vendor or is a Library Compound. A Database Mining Compound shall not be deemed a Compound unless it is a Library Compound designated as a Development Compound under Section 2.4.4(c) below.

1.11 “Development Compound” shall mean any Compound that is selected by Trimeris for preclinical drug development or is entered into IND Enabling Studies, whichever occurs first.

1.12 “Development Technology” shall mean certain know-how, intellectual property or patents, as shown by contemporaneous documentation, developed, licensed or owned by Trimeris, or jointly developed by Trimeris and a Third Party, during the development by or on behalf of Trimeris of a Development Compound or Product pursuant to this Agreement.

1.13 “Field” shall mean the discovery, development and commercialization of small chemical molecules for the diagnosis of, or the therapeutic and/or prophylactic treatment of all human conditions and/or diseases.

1.14 “Focused Library” shall mean a library of Compounds, consisting of a total of approximately [**] to approximately [**] Compounds, which is created to specifically explore the SAR of an Active, the timeline for making and testing of a Focused Library to be determined by amendment of the Research Plan by the JRC.

1.15 “Focused Library Compound” shall mean any Compound that is contained in a Focused Library.

1.16 “FTE” shall mean a full-time person dedicated to the Research Collaboration or, in the case of a less than full-time, dedicated person, a full-time, equivalent person year based upon a total of one thousand eight hundred eighty (1,880) hours per year of work in connection with the Research Plan. [**].

1.17 “GLP” shall mean Good Laboratory Practice, as defined in the U.S. Food, Drug and Cosmetic Act.

1.18 “IND” shall mean an Investigational New Drug application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, for initiating clinical trials in the United States, or any corresponding foreign application, registration or certification.

1.19 “IND Enabling Studies” shall mean studies performed specifically for inclusion in an IND, including without limitation ADMET and GLP toxicology, as well as formulation and manufacturing development necessary to obtain the permission of regulatory authorities to begin human clinical testing. Notwithstanding the foregoing, IND Enabling Studies shall not include any non-GLP studies, including ADMET or formulation studies, undertaken by Trimeris pursuant to the Research Plan prior to the designation of a Compound as a Development Compound.

1.20 “International Territory” shall mean all countries and territories outside of the U.S. Territory.

1.21 “Invention” shall mean any new and useful process, manufacture, compound or composition of matter, patentable or unpatentable, or any improvement thereof, conceived or first reduced to practice, or demonstrated to have utility by a Party, pursuant to the Research Plan and during the term of the Research Collaboration.

1.22 “JRC” or “Joint Research Committee” shall have the meaning set forth in Section 3.1.

1.23 “LC-MS/ELSD” shall mean liquid chromatography mass spectrometry with evaporative light scattering detector.

1.24 “Lead Compound” shall mean any Focused Library Compound that meets the JRC guidelines for a Lead Compound and is so designated in writing by the JRC, in accordance with the JRC Decision-Making Process, for further investigation pursuant to the Research Collaboration.

1.25 “Library Compound” shall mean any chemical entity that is contained in the CRL Library.

1.26 “NDA” shall mean a New Drug Application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated therein, or any corresponding foreign application, registration or certification.

1.27 “Net Sales” shall mean the gross invoice price for all Products sold by Trimeris, its Affiliates or Sublicensees (“Selling Party”), under this Agreement in arm’s length sales to Third Parties, less deductions allowed to the Third Party customer by the Selling Party on such sales that are for: (a) trade, quantity, and cash discounts, including charge-backs; (b) credits, rebates (including those to managed-care entities and government agencies), and allowances or credits to customers on account of rejection or returns (including, but not limited to, wholesaler and retailer returns) or on account of retroactive price reductions affecting such Product; (c) freight, postage, transportation insurance, packaging materials for dispatch of Product, and duties; and (d) sales and excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities and any other governmental charges imposed upon the sale of such Product to Third Parties. In addition, the Selling Party may exclude from Net Sales a reasonable provision for uncollectible accounts to the extent such reserve is determined in accordance with generally accepted accounting standards, consistently applied across all product lines of Selling Party but not to exceed 3% of gross invoiced amounts, until such amounts are actually collected. Notwithstanding the foregoing, Net Sales shall not include sales among Trimeris, its Affiliates and Sublicensees for resale of Product, provided that such resale shall be included within Net Sales.

1.28 “Party” shall mean CRL or Trimeris individually, and “Parties” shall mean CRL and Trimeris collectively, unless otherwise specifically indicated.

1.29 “Phase I” shall mean human clinical trials conducted under the approval of the U.S. Food and Drug Administration (or any corresponding foreign regulatory counterpart), the principal purpose of which is to establish safety, or safety and proof of concept of efficacy, wherein the dosing with a Development Compound or Product is done over a period of thirty (30) days or less, and which is performed for purposes of supporting an NDA application, or its corresponding foreign regulatory counterpart.

1.30 “Phase II” shall mean human clinical trials conducted under the approval of the U.S. Food and Drug Administration (or any corresponding foreign regulatory counterpart), the principal purpose of which is to establish safety and dose response activity, wherein the dosing with a Development Compound or Product is done over a period of at least thirty one (31) days, and which is performed for purposes of supporting an NDA application, or its corresponding foreign regulatory counterpart.

1.31 “Phase III” shall mean human clinical trials conducted under the approval of the U.S. Food and Drug Administration (or any corresponding foreign regulatory counterpart), the principal purpose of which is to establish acceptable safety and statistically significant efficacy of one or more particular doses of a Development Compound or Product in patients being studied, and which will (or are intended to) satisfy the requirements of a pivotal trial for purposes of obtaining approval to market a Product in a country by the health regulatory authority in such country to market such Product.

1.32 “Product” shall mean any human diagnostic, human therapeutic and/or human prophylactic product for use within the Field and incorporating a Compound.

1.33 “Research Collaboration” shall mean the research activities undertaken by the Parties pursuant to ARTICLE 2 below.

1.34 “Research Plan” shall mean the written research plan (including a detailed budget) governing the joint effort of the Parties in conducting the Research Collaboration, which may be amended in writing from time to time by the Joint Research Committee, as it deems necessary or appropriate. The initial Research Plan is attached hereto as APPENDIX A.

1.35 “Research Use License” shall have the meaning set forth in Section 2.4.4(c).

1.36 “SAR” shall mean the relationship between the biological activity of a chemical entity and its molecular structure.

1.37 “Stage I Research” shall mean the research activities undertaken by the Parties pursuant to Sections 2.4.1 and 2.4.2 below.

1.38 “Sublicensee” shall mean, with respect to a particular Product, a Third Party to whom Trimeris has granted a license or sublicense under CRL Technology pursuant to Section 4.2.1 to either make, have made, offer for sale, import, export or sell such Product. As used in this Agreement, “Sublicensee” shall also include a Third Party to whom Trimeris has granted the right to distribute such Product, provided that such Third Party has responsibility for marketing and promotion of such Product within the Field and country for which such distribution rights are granted.

1.39 “Target(s)” shall mean any one or more of (a) the HIV gp120 glycoprotein, including all genetic variants of such glycoprotein, or (b) the HIV gp41 glycoprotein, including all genetic variants of such glycoprotein.

1.40 “Target Screening Assay” shall mean an in vitro assay utilized by or on behalf of Trimeris to detect or measure the modulation of a Target by interaction with a Library Compound or Compound.

1.41 “Third Party” shall mean any person or entity other than CRL and Trimeris, and their respective Affiliates.

1.42 “Trimeris Technology” shall mean certain know-how, intellectual property or patents, as shown by contemporaneous documentation, that is (i) developed, licensed and/or owned by Trimeris, prior to the Effective Date; or (ii) developed, licensed and/or owned by Trimeris at any time outside of the Research Collaboration; or (iii) developed during the term of the Research Collaboration and not having specific application to the Research Plan (i.e. such know-how, intellectual property, or patents having application only outside of the specific composition of matter, method of synthesis, manufacture, sale or importation of Compounds and/or Products); or (iv) Development Technology developed, licensed or owned solely by Trimeris, or by Trimeris and a Third Party.

1.43 “U.S. Territory” shall mean the United States of America, excluding Puerto Rico and the U.S. Virgin Islands.

1.44 “Valid Claim” shall mean a claim of an issued, unexpired and unabandoned patent within the Patent Rights, which has not been held invalid in a final decision of a court of competent jurisdiction, which has not been appealed or from which no appeal may be taken, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, and such that making, having made, offering for sale, importing, exporting or selling a Product would infringe such claim.

ARTICLE 2

RESEARCH COLLABORATION

2.1 Goals. The goal of the Research Collaboration is to develop Products for use in the Field pursuant to a Research Plan, which Research Plan is expected to consist of multiple steps, as the research under the Research Plan progresses.

2.2 Conduct of the Research Collaboration. Subject to the terms and conditions set forth herein, the Parties agree to conduct research under the Research Collaboration, which shall be funded as set forth in Section 2.8 below. During the term of the Research Collaboration, CRL and Trimeris shall collaborate and shall each use their commercially reasonable efforts to conduct the Research Collaboration in accordance with the Research Plan within the time schedules contemplated therein, and to keep the other Party informed as to the progress and results of the Research Collaboration hereunder.

2.3 Research Plan. The Research Collaboration shall be carried out in accordance with a mutually agreed upon written Research Plan, which shall establish specific research objectives and the research tasks to be performed and resources to be provided by each Party according to the terms and conditions specified in Section 2.4. The Research Plan shall, among other things, establish: (i) the scope of the research activities which will be performed; (ii) the research objectives, work plan activities and time schedules with respect to the Research Collaboration; (iii) the respective obligations of the Parties with respect to the Research Collaboration; and (iv) guidelines for determining when a Compound shall be deemed an Active or a Lead Compound. As of the Effective Date, the initial “Research Plan” shall be attached and incorporated herein as APPENDIX A. The

Research Plan shall be reviewed on an ongoing basis, and may be amended during Stage I Research by the JRC, provided that any changes or adjustments in the allocation of CRL resources to a Target research program that are recommended by the JRC be made in accordance with the provisions outlined in Section 2.7.2 and ARTICLE 3, such adjustments to fall within the specific CRL resource allocation specified therein.

2.4 Research Collaboration Activities.

2.4.1 Stage I Research for the gp41 Target: Identification of inhibitors of HIV gp41-mediated fusion as a Lead Compound.

(a) CRL Responsibilities. In accordance with the Research Plan, CRL shall (i) supply Database Mining Compounds, as selected by the JRC to Trimeris for analysis, providing that the total number of Database Mining Compounds provided by CRL free of charge in accordance with this Section will not exceed [**]; and (ii) consult with Trimeris on the design of, and be subsequently responsible for the chemical synthesis of Focused Library Compounds. In addition, at Trimeris’ request, CRL shall make available to Trimeris a copy of any and all quality control data, methods used for characterization of, and the complete chemical structure of, Database Mining Compounds delivered to Trimeris which are designated as “Actives” by the JRC and pursuant to the Research Plan. CRL shall provide Trimeris with such Database Mining Compounds and Focused Library Compounds according to the specifications (including quantities degree of purity, and timelines) agreed upon by the Parties in the Research Plan, so as to facilitate the implementation of the Research Plan. CRL shall also provide to Trimeris the complete chemical structure for each Focused Library Compound. In addition, at Trimeris’ request, CRL shall make available to Trimeris a copy of any and all quality control data and methods used for characterization of the Focused Library Compounds delivered to Trimeris. The Parties recognize that during Stage I Research CRL will create at least one (1) Initial Focused Library , as defined in the Research Plan under APPENDIX A and approved by the JRC; and that subsequent Stage I Research may comprise the creation and subsequent analysis of more than one (1) Focused Library and/or the creation of multiple Focused Libraries for different Actives, provided however that any changes or adjustments in the allocation of CRL resources to the gp41 Target research program for the purpose of generating one or more Focused Libraries as recommended by the JRC be made in accordance with the provisions outlined in Section 2.7.2 and ARTICLE 3, such adjustments to fall within the specific CRL resource allocation specified therein.

(b) Trimeris Responsibilities. In accordance with the Research Plan, Trimeris shall assay the Database Mining Compounds and Focused Library Compounds, made available to it pursuant to this Section 2.4.1(a), for in vitro activity in the Target Screening Assay(s) in accordance with the Research Plan, and for purposes of establishing SAR data with respect to such Database Mining Compounds and Focused Library Compounds.

(c) Designation of Lead Compounds. In accordance with the responsibilities of the JRC and its decision making process in accordance with Section 3.1, the JRC shall designate Lead Compounds which will be further evaluated under the Research Plan for possible designation as Development Compounds.

2.4.2 Stage I Research for the gp120 Target: Identification of inhibitors of HIV entry as a Lead Compound.

(a) CRL Responsibilities. In accordance with the Research Plan, CRL shall (i) supply up to [**] Database Mining Compounds, as selected by the JRC to Trimeris for analysis; (ii) synthesize and supply Compounds based on the initial chemistry plan as agreed on between the Parties and incorporated into the Initial Research Plan; and (iii) consult with Trimeris on the design of, and be subsequently responsible for the chemical synthesis of, Focused Library Compounds. In addition, at Trimeris’ request, CRL shall make available to Trimeris a copy of any and all quality control data, methods used for characterization of, and the complete chemical structure of, Database Mining Compounds and Compounds delivered to Trimeris which are designated as “Actives” pursuant to the Research Plan. CRL shall provide Trimeris with such Database Mining Compounds, Compounds, and Focused Library Compounds according to the specifications (including quantities degree of purity, and timelines) agreed upon by the Parties in the Research Plan, so as to facilitate the implementation of the Research Plan. CRL shall also provide to Trimeris the complete chemical structure for each Compound and Focused Library Compound. In addition, at Trimeris’ request, CRL shall make available to Trimeris a copy of any and all quality control data and methods used for characterization of the Compounds and Focused Library Compounds delivered to Trimeris. The Parties recognize that during Stage I Research CRL will create at least one (1) Initial Focused Library , as defined in the Research Plan under APPENDIX A and approved by the JRC; and that subsequent Stage I Research may comprise the creation and subsequent analysis of more than one (1) Focused Library and/or the creation of multiple Focused Libraries, provided however that any changes or adjustments in the allocation of CRL resources to the gp120 Target research program for the purpose of generating one or more Focused Libraries as recommended by the JRC be made in accordance with the provisions outlined in Section 2.7.2 and ARTICLE 3, such adjustments to fall within the specific CRL resource allocation specified therein.

(b) Trimeris Responsibilities. In accordance with the Research Plan, Trimeris shall assay the Database Mining Compounds, Compounds, and Focused Library Compounds, made available to it pursuant to this Section 2.4.2(a), for in vitro activity in the Target Screening Assay(s) in accordance with the Research Plan, and for purposes of establishing SAR data with respect to such Database Mining Compounds, Compounds, and Focused Library Compounds.

(c) Designation of Lead Compounds. In accordance with the responsibilities of the JRC and its decision making process in accordance with Section 3.1, the JRC shall designate Lead Compounds which will be further evaluated under the Research Plan for possible designation as Development Compounds.

2.4.3 Focused Library Exclusivity. All Focused Library Compounds made for either the gp120 Target or the gp41 Target pursuant to this Agreement shall be deemed Compounds, and shall be made solely available to Trimeris on an exclusive basis, and such Focused Library Compounds shall not be included in any CRL Library supplied to a Third Party by CRL under a separate agreement.

2.4.4 Development Compound Identification.

(a) General. Using the data and information regarding Actives, Focused Libraries, Lead Compounds, structures thereof, and SAR data obtained from Stage I Research, the Parties shall define the properties desired of a Development Compound to be pursued, and conduct research activities in accordance with an updated Research Plan directed to validating and optimizing Lead Compounds for each Target for the purpose of determining whether a Lead Compound can be declared a Development Compound appropriate for further development and possible commercialization into a Product.

(b) Selection of Development Compounds. Based upon the results generated during the Research Collaboration and the evaluation of Focused Library Compounds and Lead Compounds, the JRC may, from time to time, nominate a Focused Library Compound, Lead Compound or Compound for consideration by Trimeris as a potential Development Compound, and shall inform Trimeris of such recommendation. Notwithstanding the recommendation of the JRC, Trimeris shall have the right, in its sole discretion, to designate any Active, Focused Library Compound, Lead Compound or Compound as a Development Compound during the term of this Agreement. CRL acknowledges and agrees that the final decision as to whether or not to designate any Active, Focused Library Compound, Lead Compound or Compound as a Development Compound shall rest with Trimeris, and that such decision will be made by Trimeris in accordance with Trimeris’ standard internal procedures for the nomination and selection of a Development Compound. Trimeris shall give CRL written notice of its designation of a Compound as a Development Compound; and a Focused Library Compound, Lead Compound or a Compound shall not be deemed a Development Compound unless so designated by Trimeris by such written notice. Trimeris agrees not to undertake any IND-Enabling Studies with respect to a particular Focused Library Compound, Lead Compound or Compound until such compound has been designated a Development Compound in accordance with this Section 2.4.4(b); provided however, that Trimeris may undertake to perform non-GLP ADMET studies on Compounds in order to determine whether or not it shall designate a Compound as a Development Compound. All Development Compounds shall be made solely available to Trimeris on an exclusive basis, and such Development Compounds shall not be, unless the prior written consent of Trimeris is obtained, included in any CRL Library supplied to a Third Party by CRL under a separate agreement.

(c) It is understood between the Parties that CRL is in the business of providing compound libraries to Third Parties, and except as expressly provided herein, nothing herein shall prevent or restrict CRL from providing Library Compounds to Third Parties, or from using the Library Compounds for any purposes for other than to screen against the Targets to its best knowledge. It is further understood that CRL may grant to Third Parties rights to acquire licenses in the Library Compounds similar to those granted to Trimeris hereunder except to screen against the Targets (as specified in 2.11.1); accordingly, Trimeris’ right to designate any particular Library Compound as a Development Compound, and CRL’s grant of rights to Trimeris thereto under Section 4.2, are limited to the extent that CRL has, prior to Trimeris’ request, granted a Third Party a license or other right with respect to such a Library Compound. In the event that Trimeris wishes to designate a Library Compound as a Development Compound pursuant to Section 2.4.4(c), CRL must inform Trimeris within five (5) business days whether or not CRL has previously granted a Third Party rights that would prevent CRL from granting Trimeris an exclusive license to such Library Compound and designation by Trimeris of such Library Compound as a Development Compound. In the event that CRL informs Trimeris that CRL has not granted to a Third Party rights that would prevent CRL from granting Trimeris an exclusive license to such Library Compound as a Development Compound, such Library Compound shall be deemed a Development Compound under this Agreement. In the event CRL informs Trimeris that CRL has granted a Third Party rights that would prevent CRL from granting Trimeris an exclusive license to such Library Compound as a Development Compound, and within five (5) business days of so informing Trimeris, Trimeris shall automatically be granted by CRL a nonexclusive, sublicensable, royalty-free, non-transferable license and right to use such Library Compound solely for research purposes by Trimeris or its Third Party contractors, for a term of ten (10) years (“Research Use License”), as long as the rights to such Library Compound granted by CRL to the Third Party does not preclude the granting by CRL to Trimeris of such Research Use License. A chemical entity or entities developed by Trimeris as a result of such Research Use License which does not infringe a Valid Claim of a CRL patent existing as of the date of granting of such Research Use License to Trimeris shall: (i) be solely owned by Trimeris, including all right, title, interest, and intellectual property to any such chemical entity; and (ii) constitute Trimeris Technology. It is understood and agreed that so long as CRL complies with this Section 2.4.4(c), CRL shall have no liability with respect to any conflict of Trimeris’ rights and those rights granted to Third Parties by CRL regarding such Library Compound. A Research Use License granted under this Section 2.4.4(c), shall be separate and distinct from the license rights granted to Trimeris by CRL under Section 4.1.2 of this Agreement. CRL makes no representation or warranty that any Library Compound designated by Trimeris as a Development Compound does not or will not infringe the intellectual property rights of any Third Party.

2.5 General Resources and Responsibilities.

2.5.1 CRL Responsibilities. During the term of the Research Collaboration, CRL shall be primarily responsible for the following activities, in connection with the Research Collaboration as specified in the Research Plan:

(a) Supply of Database Mining Compounds to Trimeris as specified under Sections 2.4.1 and 2.4.2;

(b) Design, chemical synthesis, purification, and analysis of Compounds and Focused Library Compounds;

(c) Computational chemistry and structure-based drug design and pharmacophore mapping as well as de novo virtual library generation;

(d) Transfer protocols and materials, and provide assistance to Trimeris, pursuant to this Agreement, and also as specified in the Research Plan; and

(e) Medicinal chemistry in support of the generation of Focused Libraries, chemical optimization of Lead Compound(s).

2.5.2 Trimeris Responsibilities. During the Research Term, Trimeris shall be primarily responsible for the following activities, among others, as specified in the Research Plan or in connection with the Research Collaboration:

(a) Pursuant to the Initial Chemistry Plan, design of the initial set of Compounds for the gp120 Target;

(b) Assist CRL in the design of additional Compounds and/or Focused Libraries for the gp120 target and the gp41 Target as needed;

(c) Primary and secondary analysis for activity and selectivity;

(d) Anti-viral activity assays;

(e) Dose-response titrations in viral inhibition assays;

(f) ADMET studies on Compounds;

(g) In vivo proof of concept;

(h) In vitro and ex vivo metabolite profiling;

(i) Providing information for structural biology; and

(j) Initiation of pre-clinical studies.

2.6 Conduct of Research Collaboration. During the term of the Research Collaboration, each Party shall:

2.6.1 undertake its obligations under the Research Collaboration as set forth in the Research Plan, provided however that any changes or adjustments in the allocation of CRL resources to the gp120 Target research program and/or the gp41 Target research program or within such programs as recommended by the JRC be made in accordance with the provisions outlined in Section 2.7.2 and ARTICLE 3, such adjustments to fall within the specific CRL resource allocation specified therein;

2.6.2 use all reasonable efforts and proceed diligently to perform the work set out for such Party to perform the Research Plan, including without limitation by using personnel with such sufficient skills and experience, together with sufficient equipment and facilities to perform its obligations under the Research Plan;

2.6.3 conduct the Research Plan in good scientific manner and in compliance in all material respects with the requirements of applicable laws, rules and regulations, and all other requirements of any applicable good laboratory practices to attempt to achieve its objectives efficiently and expeditiously;

2.6.4 within thirty (30) days following the end of each calendar month during the first six months of the term of the Research Collaboration furnish the other Party with a reasonably detailed written report summarizing the activities conducted by such Party under the Research Plan during such month; and

2.6.5 provide reasonable and informal access to, and communication with, any and all of such Party’s FTEs assigned to the Research Collaboration, as well as to records pertaining to research activities under the Research Plan on a need-to-know basis and in accordance with Section 2.10 herein.

2.7 Staffing of the Research Collaboration

2.7.1 For the first [**] of the term of the Research Collaboration, CRL shall devote [**] FTEs to the Research Plan as follows:

(a) [**], located at CRL’s San Diego facility, each of whose efforts under the Research Collaboration will be considered a [**] for billing purposes;

(b) [**], located at CRL’s facility in the Russian Federation, each of whose efforts under the Research Collaboration will be considered a [**] for billing purposes; and

(c) [**] located at CRL’s San Diego facility, responsible for senior level project management, molecular modeling, analytical, purification and any other chemistry support as necessary for CRL to meet its obligations and perform its activities pursuant to the Research Plan and whose efforts under the Research Collaboration will be considered a [**] for billing purposes.

2.7.2 FTE adjustments [**] after the Effective Date. For the term of the Research Collaboration beyond the first [**] of the Research Collaboration, the Parties agree as follows:

(a) Trimeris, in its sole discretion and at its sole option, can adjust by either increasing or decreasing the level of CRL’s FTEs from the initial level of [**] FTEs to an adjusted level of between [**] FTEs; provided, however, that the number of CRL FTEs shall in any event be reasonable in light of CRL’s Research Collaboration responsibilities. Trimeris shall give CRL [**] written notice of the desire to make such adjustment of FTE levels, with such adjusted level of FTEs taking effect at the end of the [**] notice period. Trimeris can opt to adjust the level of FTEs multiple times during the term of the Research Collaboration, so long as Trimeris provides CRL with [**] written notice of such adjustment. The JRC shall be timely advised of any such adjustment in the FTE level so that the JRC can then re-apportion FTE allocation with respect to CRL’s obligations and activities under the Research Plan. CRL shall then adapt the skill set of CRL’s FTEs to facilitate such re-apportioned FTE allocation between its San Diego Facility and its Russian Federation facility, provided that CRL must maintain at least [**] FTE within the San Diego Facility covering senior level project management as long as the FTE level set by Trimeris is at least [**] FTE. All such CRL FTE’s shall be billable to Trimeris [**] unless otherwise determined in writing by CRL as specified in Section 2.8.3(d).

(b) At a time no later than [**] from the Effective Date of this Agreement, the JRC shall convene to review the progress made under the Research Plan, and to determine whether or not Stage I Research for each Target is timely attaining the specific objectives set forth in the Research Plan. Based on the results of the JRC review process, Trimeris will then determine whether to terminate the Agreement as specified in ARTICLE 13 or to continue with the Research Collaboration.

(c) At any time after [**] from the Effective Date of the Agreement, Trimeris, in its sole discretion and at its sole option, can terminate the Research Collaboration activities under the Research Plan with respect to either the gp41 Target or the gp120 Target, and then adjust the level of CRL’s FTEs for performing research related to the remaining Target according to the process set forth in Section 2.7.2(a) herein. CRL shall then adapt the skill set of CRL’s FTEs to facilitate such adjustment in FTE allocation.

2.7.3 For the term of the Research Collaboration, Trimeris will provide, at its own costs, the personnel as necessary for Trimeris to meet its obligations and perform its activities pursuant to the Research Plan.

2.8 Research Collaboration Funding.

2.8.1 Research Tax Credits. To the extent permitted by law, Trimeris shall have the sole right to claim any tax credits due on account of research expenses and milestone payments Trimeris incurs under this Agreement.

2.8.2 Equipment, Supplies, and Capital Expenditures. Unless the Parties otherwise agree in writing, or as specified below under Section 2.8.2(a), the Parties acknowledge and agree that CRL is solely responsible for the cost of all equipment, supplies, chemicals, solvents, laboratory scale reagents, materials, handling, disposal, and capital items that CRL uses (or is required to use) in connection with the obligations of CRL under the Research Collaboration. Unless the Parties otherwise agree in writing, the Parties acknowledge and agree that Trimeris is solely responsible for the cost of all equipment, supplies, chemicals, solvents, reagents, materials, handling, disposal, and capital items that Trimeris uses (or is required to use) in connection with the obligations of Trimeris under the Research Collaboration.

(a) Costs for Extraordinary Research Use Reagents. The Parties agree that if Trimeris makes a request for CRL to synthesize one or more particular Compounds either individually or collectively as part of a Focused Library to support the Research Plan and CRL would need to purchase a research reagent from a Third Party that costs more than [**] dollars ($[**]) to effect such Compound synthesis (“Extraordinary Research Use Reagent”), then CRL will ask the JRC to approve in advance such expense in writing. Upon receiving JRC written approval to proceed with the purchase of the Extraordinary Research Use Reagent, Trimeris will reimburse CRL for [**] percent ([**]%) of the costs of such Extraordinary Research Use Reagent in accordance with the terms and conditions specified in Section 2.8.4 .

(b) Reagent costs for synthesis of bulk amounts of Compounds by CRL. The Parties hereby agree that if the JRC makes a request in writing for CRL to synthesize more than [**] of any individual Compound to support the Research Plan, then Trimeris will reimburse CRL for [**] percent ([**]%) the cost of any and all Third Party reagents purchased by CRL to effect the synthesis of more than [**] of any individual Compound to support the Research Plan.

2.8.3 Research Payments to CRL by Trimeris.

(a) [**]. For the [**] of the term of the Research Collaboration, Trimeris shall pay to CRL the sum of [**] dollars ($[**]) covering the cost of [**]. Payment to CRL of such [**] costs will be in accordance with Section 7.2. If Trimeris terminates this Agreement at the end of [**] after the Effective Date by providing written notice to CRL pursuant to ARTICLE 13, Trimeris shall pay to CRL the additional sum of [**] dollars ($[**]) as compensation for the remaining [**] period. Trimeris shall be under no further obligation to make any further payments to CRL after the effective Termination Date.

(b) During the period between [**]and [**] after the Effective Date. If Trimeris does not terminate the Agreement after [**], then for the period between [**] and [**] Trimeris shall pay CRL [**] for the FTEs allocated by the JRC to the Research Plan, as specified under Section 2.7.2. Payment to CRL of such [**] costs will be in accordance with Section 7.2. CRL shall make available a minimum of [**] FTEs and a maximum of [**] FTEs for sourcing the needs identified by the JRC under the Research Plan during this period.

(c) During the period starting [**] after the Effective Date. If Trimeris does not terminate the Agreement after [**], then for the period after [**] Trimeris shall pay CRL for the FTEs allocated by the JRC to the Research Plan [**] unless CRL elects to [**] as specified in Section 2.8.3(d) below. Payment to CRL of such [**] will be in accordance with Section 7.2. CRL shall make available a minimum of [**] FTEs and a maximum of [**] FTEs for sourcing the needs identified by the JRC under the Research Plan during this period until such time a Development Compound is declared by Trimeris.

(d) CRL [**] Option [**] after the Effective Date. At least [**] before the beginning of the [**] of the term of the Research Collaboration, CRL shall have the option to [**] by providing Trimeris written notice of such election. If CRL elects this option, Trimeris will pay CRL for CRL FTEs allocated to the Research Plan [**] at the beginning of the [**] of the term of the Research Collaboration, and in doing so the provisions of Section 6.2 will immediately take effect. If CRL does not elect to [**] by the date specified herein, then Trimeris will continue to [**] allocated to the Research Plan [**], and CRL shall forego its option to [**] at any time thereafter.

2.8.4 Payment Terms for Research Payments to CRL. CRL shall provide Trimeris with an invoice at the end of each calendar quarter detailing any and all amounts due CRL for costs incurred under the Research Plan during the immediately preceding calendar quarter which are in accordance with the terms and conditions specified in this Section 2.8. Trimeris shall make payments to CRL within 30 days of receipt of an invoice specifying such costs in accordance with Section 7.2.

2.9 Term and Termination of Research Collaboration. The term of the Research Collaboration shall commence on the Effective Date and shall end by a termination of the Research Collaboration or this Agreement pursuant to Article 13.

2.10 Records; Inspection.

2.10.1 Records. CRL and Trimeris shall each maintain records of the Research Collaboration (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect: (a) all work done and results achieved by the respective Party in the performance of the Research Plan (including all data in the form required under any applicable governmental regulations and as directed by the JRC); and (b) all FTEs used in connection with, including the number of FTEs utilized in performing its activities related to each of the two Targets under, the Research Plan. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of the other Party to the extent reasonably required in connection with the performance of its obligations or exercise of its rights under this Agreement; however such inspection may be made no more than once per calendar year. Each Party shall maintain such records and the information of the other Party contained therein in confidence in accordance with ARTICLE 10.

2.10.2 Reports and Information Exchange. Each of Trimeris and CRL shall use commercially reasonable and diligent efforts to disclose to the other Party all material information relating to the Research Collaboration, including without limitation any Actives, Focused Library

Compounds, Lead Compounds, Development Compound, or Compound promptly after such information is learned or its materiality is appreciated. In addition to the exchange of reports under Section 2.6.4, during the term of the Research Collaboration each Party shall keep the JRC informed as to its progress under the Research Plan by means of written reports to the JRC. Such written reports shall be provided to the JRC at least seven (7) days in advance of each bimonthly meeting of the JRC, and shall contain in reasonable detail a description of the work done and include all results achieved and data generated in performance of the Research Plan since the last report. The written reports submitted to the JRC shall be forwarded by the JRC to senior management representatives of the respective Parties, as determined by the JRC.

(a) Within thirty (30) days following June 30th and December 30th in a calendar year during the Research Collaboration, CRL shall provide Trimeris with a reasonably detailed written report describing the progress to date of all activities for which CRL was allocated responsibility during such six (6) month period under the Research Plan. Each written report by CRL shall summarize the results and experimental procedures of the activities conducted by CRL and include a description of all Collaboration Technology and Compound structures, except that CRL will not disclose the chemical structure of a Database Mining Compound which was not designated as an Active by the JRC. CRL shall make available to Trimeris: analytical data related to Compounds; physical chemical characterization data of Compounds; Compound numbers, lot numbers, names of Compound, and dates when Compounds were prepared; full details of synthesis methods (especially new methods or modifications and new applications of existing methods) for all Actives, Lead Compounds, and Development Compounds; Compound purification conditions and protocols, chemical reaction schemes, conditions, protocols, yields, and certificate of analysis; and such other matters as Trimeris may reasonably request. CRL shall provide a final report to Trimeris within thirty (30) days after the earlier of (i) completion of the Research Plan, or (ii) termination or expiration of this Agreement. In no event shall CRL be required to disclose to Trimeris any CRL Technology, except as provided for in this ARTICLE 2.

(b) Within thirty (30) days following June 30th and December 30th in a calendar year during the Research Collaboration, Trimeris shall provide CRL with a reasonably detailed written report describing the progress to date of all activities for which Trimeris was allocated responsibility during such six (6) month period under the Research Plan. Each written report by Trimeris shall summarize the results and experimental procedures of the activities conducted by Trimeris that include hits generated from Target Screening Assays, analysis, toxicology studies, in vitro activity studies, and SAR. Each such written report will contain the results and general protocols for all experiments performed by Trimeris using Database Mining Compounds, Compounds and any other compound derived from active substances generated under the Research Plan, including, but not limited to, Target Screening Assays, in-vitro activity studies, SAR, in-vivo activity, toxicity, ADME, non-GLP pharmacokinetic and/or pharmacodynamic studies. Trimeris shall not be required to disclose to CRL any Trimeris Technology, except as provided for in this ARTICLE 2.

2.11 Exclusivity pertaining to the gp41 Target and the gp120 Target.

2.11.1 CRL. Except as set forth herein, prior to termination of this Agreement pursuant to Section 13.1, CRL shall not knowingly conduct, participate in, or fund, directly or indirectly, alone or with a Third Party, drug discovery research and/or drug development efforts directed to the identification of, or grant any right to exploit, chemical entities for use against either the gp41 Target or the gp120 Target, except pursuant to this Agreement. The provisions of this Section 2.11.1 shall apply so long as Trimeris is utilizing commercially reasonable efforts (as described in Section 8.1) to pursue the research, development and/or commercialization of Compound(s) or Product(s) pursuant to the terms and conditions specified in this Agreement.

2.11.2 Trimeris. Except as provided in Sections 2.11.2 (a) and (b) herein, nothing in this Agreement shall prevent or restrict Trimeris from using its screening assays and analytical methods to assay compound libraries provided by Third Parties, and/or to do any one or more of develop, commercialize, make, have made, use (for any purpose), own or license compounds provided by Third Parties related to the gp41 Target or the gp120 Target.

(a) During the first [**] of the term of Research Collaboration, nothing in this Agreement shall prevent or restrict Trimeris from using its screening assays and analytical methods to assay compound libraries provided by Third Parties, and/or to do any one or more of develop, commercialize, make, use (for any purpose), have made, own, sell or license compounds provided by Third Parties related to the gp120 Target, except that Trimeris will not knowingly work with a Third Party with a compound which is identified to be in the same chemical family as a chemical entity provided to Trimeris by CRL.

(b) During the Limited Exclusivity Period (as defined below in Section 2.11.2(c)) applicable to Trimeris only, Trimeris shall not knowingly conduct, participate in, or fund, directly or indirectly, with a Third Party, drug discovery research and/or drug development efforts directed to the identification of small molecule chemical entities with a molecular size of [**] for use against the gp120 Target, except pursuant to this Agreement.

(c) Limited Exclusivity Period. For purposes of this Agreement, the “Limited Exclusivity Period” shall mean the period beginning [**] after the Effective Date of the Agreement and terminating by the earlier of either: (i) exercise by Trimeris’ of its option to terminate the Limited Exclusivity Period pursuant to Section 2.11.2(d) herein; or (ii) [**] from the Effective Date; or (iii) termination of this Agreement.

(d) Trimeris can, at its sole discretion and option, terminate the Limited Exclusivity Period by giving written notice to CRL of Trimeris’ termination of the Limited Exclusivity Period. If Trimeris elects the option to terminate the Limited Exclusivity Period prior to its expiration, CRL shall remain bound by the exclusivity provisions specified in Section 2.11.1.

2.12 Effect of Termination of Limited Exclusivity Period.

2.12.1 If Trimeris terminates the Limited Exclusivity Period prior to its expiration (as specified in Section 2.11.2(c)(ii)) and Trimeris then terminates the Agreement prior to Trimeris’ selection of a Development Compound for the gp120 Target, and if during the Limited Exclusivity Period CRL provided FTEs to the Research Collaboration funded [**], Trimeris shall pay to CRL at the time the Agreement is terminated a Limited Exclusivity Period termination fee (“Limited Exclusivity Period Termination Fee”) equal to [**] percent ([**]%) of the aggregate FTE payments made by Trimeris to CRL after the [**] of the term of the Research Collaboration, provided, however, that in no event shall the Limited Exclusivity Period Termination Fee due and payable to CRL exceed [**] dollars ($[**]).

2.12.2 If Trimeris terminates the Limited Exclusivity Period prior to its expiration, and Trimeris subsequently declares a first Development Compound for the gp120 Target, Trimeris shall pay CRL the applicable milestone after selection of such Development Compound, and no Limited Exclusivity Period Termination Fee shall be due and payable to CRL by Trimeris.

2.12.3 If Trimeris terminates the Limited Exclusivity Period prior to its expiration and CRL had elected to provide [**] to the Research Collaboration after the [**] pursuant to Section 2.8.3(d), then no Limited Exclusivity Period Termination Fee shall be due and payable to CRL by Trimeris upon termination of the Agreement by Trimeris.

2.13 Certain Matters Relating to Acquisition of CRL. If (i) this Agreement is assigned upon a Change of Control of CRL, and (ii) at the time of such Change of Control, the surviving entity had ongoing, or subsequently undertakes, a program for drug discovery research and/or drug development efforts specifically directed to the identification of chemical entities for use against a Target, then subject to the provisions of Section 2.11.1, then:

2.13.1 The entity that CRL becomes immediately subsequent to such Change of Control shall not disclose Trimeris Confidential Information and shall not disclose non-public Collaboration Technology and shall not utilize Collaboration Technology except pursuant to the terms and conditions of this Agreement;

2.13.2 The Parties shall put procedures in place to prevent the unauthorized disclosure or use of Trimeris Confidential Information or non-public Collaboration Technology prohibited under paragraph (a) above;

2.13.3 CRL Technology and Collaboration Technology shall not include any intellectual property or subject matter of the acquiring party existing as of the date of the Change of Control. CRL Technology and Collaboration Technology shall not include any intellectual property or subject matter created or acquired by the surviving entity following the Change of Control, unless

(i) such intellectual property or subject matter would otherwise be within CRL Technology or Collaboration Technology, and (ii) was so created after the Change of Control in the course of activities performed under the Research Plan. Subject to the foregoing and Sections 2.13.1 and 2.13.2 above, Section 2.11.1 shall not apply with respect to the activities of the surviving entity;

2.13.4 CRL shall provide Trimeris a written notice of such Change of Control on the date of first public announcement of such Change in Control. Trimeris shall have the right, in its sole discretion, at any time following receipt of such notice to terminate the Research Plan, the Research Collaboration, or this Agreement.

2.14 Certain Matters Relating to Acquisition of Trimeris. If (i) this Agreement is assigned upon a Change of Control of Trimeris, and (ii) at the time of such Change of Control, the surviving entity had ongoing, or subsequently undertakes, a program for drug discovery research and/or drug development efforts specifically directed to the identification of chemical entities for use in the Field, then subject to the provisions of Section 2.11.1, then:

2.14.1 The entity that Trimeris becomes immediately subsequent to such Change of Control shall not disclose CRL Confidential Information shall not disclose non-public Collaboration Technology and shall not utilize Collaboration Technology except pursuant to the terms and conditions of this Agreement;

2.14.2 The Parties shall put procedures in place to prevent the unauthorized disclosure or use of CRL Confidential Information or non-public Collaboration Technology prohibited under Section 2.14.1 above.

2.14.3 Trimeris Technology and Collaboration Technology shall not include any intellectual property or subject matter of the acquiring party existing as of the date of the Change of Control. Trimeris Technology and Collaboration Technology shall not include any intellectual property or subject matter created or acquired by the surviving entity following the Change of Control, unless (i) such intellectual property or subject matter would otherwise be within Trimeris Technology or Collaboration Technology, and (ii) was so created after the Change of Control in the course of activities performed under the Research Plan. Subject to the foregoing and paragraphs Sections 2.14.1 and 2.14.2 above, Section 2.11.1 shall not apply with respect to the activities of the surviving entity.

2.14.4 Trimeris shall provide CRL a written notice of such Change of Control on the date of first public announcement of such Change in Control. CRL shall have the right, in its sole discretion, at any time following receipt of such notice, to terminate the exclusivity provision of Section 2.11.1 of this Agreement.

2.15 For purposes of Sections 2.13 and 2.14, a “Change of Control” shall mean if any one of the following occurs as of the Effective Date:

2.15.1 any “Person” or “Group” (as such terms are defined below) is or becomes the “Beneficial Owner” (as defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Party then outstanding and normally entitled without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similarly supervisory positions (“Voting Stock”) of such Party representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party or has the power, directly or indirectly, to elect a majority of the members of the Board of Directors; or

2.15.2 such Party enters into a merger, consolidation or similar transaction with another Person (whether or not such Party is the surviving entity) and as a result of such merger, consolidation or similar transaction (i) the members of the Board of Directors of such Party or the surviving Person immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party immediately following such transaction, or (ii) the Persons that “Beneficially Owned” (as defined below), directly or indirectly, the shares of Voting Stock of such Party immediately prior to such transaction cease to “Beneficially Own” (as defined below), directly or indirectly, shares of Voting Stock of such Party representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party immediately prior to such transaction; or

2.15.3 such Party sells or transfers to any Third Party(ies), in one or more related transactions, properties or assets representing all or substantially all of such Party’s consolidated total assets; or

2.15.4 the holders of capital stock of such Party approve any plan or proposal for the liquidation or dissolution of such Party (whether or not otherwise in compliance with the terms hereof).

2.15.5 For the purpose of the definition of “Change in Control”, (i) “Person” and “Group” have the meanings given such terms under Sections 13(d) and 14(d) of the Exchange Act or any successor provision to either of the foregoing, and the term “Group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor provision thereto), (ii) a “Beneficial Owner” shall be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the Effective Date, except that the number of shares of Voting Stock of such Party shall be deemed to include, in addition to all outstanding shares of Voting Stock of such Party, all shares of Voting Stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within sixty (60) days of the date of determination of a Change in Control (“Unissued Shares”) deemed to be held by the Person or Group or other Person with respect to which the Change in Control determination is being made and all Unissued Shares deemed to be held by all other Persons, and (iii) the terms “Beneficially Owned” and “Beneficially Own” shall have meanings correlative to that of “Beneficial Owner.”

ARTICLE 3

MANAGEMENT

3.1 Joint Research Committee. Within [**] of the Effective Date, Trimeris and CRL will establish a Joint Research Committee to oversee, review and recommend direction of the Research Collaboration. The responsibilities of the Joint Research Committee shall include, among other things:

3.1.1 amending the Research Plan as necessary to reflect the Parties mutually agreed upon Research Collaboration activities, and to reflect any changes in the level and/or allocation of FTE resources made pursuant to this Agreement;

3.1.2 monitoring and reporting research progress and ensuring open and frequent exchange between the Parties regarding Research Collaboration activities;

3.1.3 coordinating of a collaborative chemical validation and optimization program to create Focused Library Compounds and identify Lead Compounds for each Target;

3.1.4 establishing subcommittees, as deemed appropriate by the JRC, to facilitate the activities under the Research Plan;

3.1.5 designation of a Library Compound as a Compound;

3.1.6 amending the Research Plan to include guidelines for qualifying a Compound as an Active or Lead Compound, and designation of Lead Compounds;

3.1.7 nominating of a Focused Library Compound, Lead Compound or Compound for consideration by Trimeris as a Development Compound;

3.1.8 amending the Research Plan as necessary for defining the properties desired of a Development Compound for each Target consistent with the provisions as specified in Section 2.4.4(a) herein; and

3.1.9 sourcing a supply of each Development Compound in quantities sufficient to perform IND-Enabling Studies.

3.2 Membership. The JRC shall include two (2) representatives of each of Trimeris and CRL, each Party’s members selected by that Party, provided however that CRL must designate one senior level representative from its San Diego Facility. CRL and Trimeris may each replace its JRC representatives at any time, upon written notice to the other Party. From time to time, the JRC may establish subcommittees, to oversee particular projects or activities under the Research Plan, and such subcommittees will be constituted as the JRC agrees.

3.3 Meetings. During the first six months of the term of the Research Collaboration, the JRC shall meet at least once per month either in person or by telephone or video conferencing. After the first six months of the term of the Research Collaboration, the JRC shall meet at least quarterly or as agreed by the Parties, at such locations as the Parties agree, and will otherwise communicate regularly by telephone, electronic mail, facsimile and/or video conference. With the consent of the Parties, other representatives of CRL or Trimeris may attend JRC meetings as nonvoting observers. Each Party shall be responsible for all of its own expenses associated with attendance of such meetings. The first meeting of the JRC shall occur within [**] after the Effective Date.

3.4 Minutes. The JRC shall keep accurate minutes of its deliberations, which shall record all proposed decisions and all actions recommended or taken. The secretary of the JRC shall be a designee from and chosen by Trimeris and shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the JRC within ten (10) business days after each meeting. Each JRC member shall have thirty (30) days, from the date the draft minutes were sent to the JRC, to provide comments in writing to the secretary of the JRC on such draft minutes. The secretary of the JRC shall incorporate any changes to the minutes that are reasonably requested by any member of the JRC unless such change is not unanimously supported by all the JRC members, in which case the provisions of Section 3.5 shall take effect. The failure of a JRC member to provide comments on the draft minutes to the secretary of the JRC within the thirty (30) day period to do so shall be deemed an approval of those draft minutes. All records of the JRC shall at all times be available to both CRL and Trimeris.

3.5 Decision Making. Except as otherwise provided for in this Agreement, decisions of the JRC regarding activities under the Research Plan shall be made by unanimous agreement among the JRC members. In the event that the matter cannot be resolved because unanimity is not achieved within the JRC, the matter will be referred to CRL’s Chief Executive Officer and Trimeris’ Chief Executive Officer, who shall promptly discuss the matter and endeavor in good faith to resolve such matter within ten (10) days from the date of such referral to such officers. If such officers are unable to resolve such matter, Trimeris shall have the final vote in the JRC in making such decision, thereby resolving the matter; provided, however, that any changes or adjustments in the allocation of CRL resources to either the gp120 Target research program or the gp41 Target research program or within such programs as recommended by the JRC be made in accordance with the provisions outlined in Section 2.7.2 and ARTICLE 3, such adjustments to fall within the specific CRL resource allocation specified therein.

ARTICLE 4

LICENSES & GRANTS

4.1 Research Licenses.

4.1.1 Grant from Trimeris. Trimeris hereby grants CRL a worldwide, non-exclusive, non-transferable, non-sublicensable, royalty-free, right and license under the Trimeris Technology and Trimeris’ interest in the Collaboration Technology solely to conduct activities assigned to CRL under the Research Plan during the term of the Research Collaboration.

4.1.2 Grant from CRL. CRL hereby grants Trimeris a worldwide, non-exclusive, non-transferable, non-sublicensable, royalty-free, right and license under the CRL Technology solely to conduct activities assigned to Trimeris under the Research Plan during the term of the Research Collaboration.

4.1.3 Limitations on Licenses under this Section 4.1. The licenses granted under this Section 4.1 shall not include the right to grant or authorize sublicenses; provided, however, that the use by Trimeris of subcontractors to conduct non-clinical development activities shall not be construed as a sublicense. Neither CRL nor Trimeris shall have any right to sell or otherwise distribute any Product by virtue of the licenses set forth in this Section 4.1, and no such sale or distribution right shall be implied. The licenses set forth in this Section 4.1 shall expire immediately upon expiration or termination of the Research Collaboration or this Agreement for any reason.

4.2 Licenses to Trimeris.

4.2.1 Subject to the terms and conditions of this Agreement, CRL hereby grants to Trimeris a nonexclusive, royalty-free, worldwide, transferable and sublicensable right and license to

CRL Technology to the extent that it is necessary for Trimeris, to develop, make, have made, use, import, export, offer for sale, have sold and sell Development Compound(s) and/or Product(s).

4.2.2 Sublicenses. Subject to the terms and conditions of this Agreement, Trimeris shall have the right to sublicense the rights granted in Section 4.2.1 above upon prior written notice to CRL. Within sixty (60) days following the execution of a sublicense for a Development Compound and/ or a Product, Trimeris shall provide CRL with a full copy of such sublicense agreement, which shall be treated as Confidential Information of Trimeris. Each sublicense granted by Trimeris shall be consistent with all the terms and conditions of this Agreement, and subordinate thereto, and Trimeris shall remain responsible to CRL for the compliance of each such Sublicensee with the financial and other obligations due under this Agreement.

4.3 Grants to Trimeris

4.3.1 Marketing Rights for Products. Subject to compliance with all applicable milestone and royalty payment obligations under this Agreement, Trimeris shall solely own all marketing rights to Products, including, not limited to, the exclusive, worldwide, transferable rights to market, sell, have sold, import, export and distribute solely Products. In exercising such rights, Trimeris shall have the sole right to select trademarks for Products, and Trimeris shall own all right, title or interest in such trademarks (subject to any pre-existing rights of CRL or Third Parties).

4.3.2 Trimeris Exclusive Use of Compounds. CRL hereby acknowledges and agrees that CRL will provide all Compounds described in Sections 1.7, 1.11, 1.14, 1.15, 1.24, and 1.32 above to Trimeris on an exclusive basis, and CRL is expressly prohibited from providing any and all such Compounds to a Third Party as part of the CRL Library, without the prior written consent of Trimeris.

4.4 No Implied Licenses. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license or rights, including without limitation any license or right to CRL Technology or Trimeris Technology or Development Technology, shall be created by implication, estoppel or otherwise.

ARTICLE 5

DEVELOPMENT

5.1 Development of Compounds and Products.

5.1.1 Development Compound Funding and Decisions. Once a Development Compound has been designated by Trimeris pursuant to Sections 2.4.4(b) or 2.4.4(c), Trimeris shall be solely responsible for all costs and decisions associated with further development of such Development Compound, and for conducting all activities related to non-clinical and human clinical development of such Development Compound or Product resulting from such Development Compound, including manufacture, formulation, packaging and commercialization of such Development Compound on a worldwide basis

5.1.2 Opt-In Opportunity. At any time up until [**] following Trimeris’ designation of a Development Compound according to Sections 2.4.4(a) or 2.4.4(c), CRL shall have the opportunity to notify Trimeris in writing that CRL wishes to enter into good faith negotiations with Trimeris for the purpose of co-funding a portion of the future development costs associated with such Development Compound, including all internal and external Third Party costs associated with the further development of such declared Development Compound, through and to the conclusion of any and all Phase I clinical trials for that particular Development Compound (“Opt-In Opportunity”). CRL must notify Trimeris of CRL desire to enter such negotiations by delivering written notification to Trimeris within [**] of Trimeris’ designation of a Development Compound. CRL may elect to enter such negotiations on a Development Compound-by-Development Compound basis, at its sole discretion. Upon Trimeris’ receipt of such written notification by CRL within the applicable period set forth herein, Trimeris and CRL agree to begin good-faith negotiations for the purpose of determining the conditions under which CRL could pay for a portion of the internal and external costs associated with the further development of such declared Development Compound, through and to the conclusion of any and all Phase I clinical trials for that particular Development Compound in exchange for a positive adjustment in either the milestone package or royalty due CRL for such Development Compound. The parties will endeavor to reach an agreement on such negotiation within 90 days after initiating discussions, provided however that

Trimeris shall have the final say as to whether such negotiations culminate in a written amendment to this Agreement signed by both Parties specifying the terms and conditions related to this matter.

5.1.3 Ownership of Regulatory Filings & Regulatory Cooperation

(a) General. All INDs, NDAs and other regulatory filings (both in the US and in all other countries) made or filed by Trimeris for any Development Compound or Product shall be owned solely by Trimeris.

(b) Cooperation. CRL shall cooperate with Trimeris in a reasonable manner and in good faith with respect to such regulatory filings, including providing to Trimeris access to and copies of all data, information and results in the possession of CRL relating to such Compounds that would facilitate any one or more of the preparation, filing, and approval of such regulatory filings. Trimeris shall pay any out-of-pocket costs incurred by CRL in providing such cooperation.

ARTICLE 6

PAYMENTS

6.1 Development Milestones and Royalties for a Development Compound and a Product Based on [**]

6.1.1 Subject to Sections 6.1.2 and 6.3, for a Development Compound and a Product resulting from the Research Collaboration during which CRL is paid for its FTE contributions [**] pursuant to Section 2.8.3(c), Trimeris shall pay to CRL the following milestone payments.

Milestones	Payment Amount

[**] $US

1. Designation by Trimeris of the first Development Compound	$	[**]

2. Dosing first patient in first human clinical trial in any country with the first Development Compound or Product (Phase I clinical trial)	$	[**]

3. Initiation of the first Phase II clinical trial with the first Development Compound or Product	$	[**]

4. Initiation of the first Pivotal (Phase III) clinical trial with the first Development Compound or Product	$	[**]

5. Approval of an NDA for any Product in the U.S.	$	[**]

6. First EU major country launch of the first Product (first launch in either the UK, France, Germany, Italy, or Spain), including pricing approval in such country.*	$	[**]

Total Milestones		$5.25 M

*	In the event that pricing approval is not required for commercialization of Product in such country, then this milestone will be deemed to have been achieved upon Product launch in such country.

6.1.2 If a first Development Compound for a particular Target has been granted NDA approval in the U.S., then for a second and each subsequent Development Compounds and Products for the same Target, and resulting from the Research Collaboration during which is paid for its FTE contributions [**] pursuant to Section 2.8.3(c), Trimeris shall pay to CRL only the following milestone payment, on a Product-by-Product basis, as applicable.

Milestones	Payment Amount
M = million $US
1. Approval of an NDA for a Product in the U.S.	$1.25 M
Total Milestones	$1.25 M

6.1.3 Royalties on Net Sales of Product under [**]. For Net Sales of a Product resulting from the Research Collaboration during which CRL is paid for its FTE contributions [**] pursuant to Section 2.8.3(c), Trimeris shall pay to CRL the following annual royalty on Net Sales of such Product in the respective territory.

Annual Net Sales per Product, on a Product-by-Product basis

Territory of Sales	Royalty Rate
U.S. Territory	[**]	%
International Territory	[**]	%

6.1.4 [**] Royalty Structure For Net Sales of a Product resulting from the Research Collaboration during which CRL is paid for its FTE contributions [**] pursuant to Section 2.8.3(c), and where CRL has contributed more than [**] during the term of the Research Collaboration, Trimeris shall pay to CRL the following annual royalty on Net Sales of such Product in the respective territory (in lieu of the royalty rate provided in Section 6.1.3).

Annual Net Sales per Product, on a Product-by-Product basis

Territory of Sales	Royalty Rate
U.S. Territory	[**]	%
International Territory	[**]	%

6.2 Development Milestones for a Development Compound and a Product Based on [**].

6.2.1 Subject to Sections 6.2.2 and 6.3, for a Development Compound and a Product resulting from the Research Collaboration during which CRL is paid for its FTE contributions [**] pursuant to Section 2.8.3(d), Trimeris shall pay to CRL the following milestone payments.

Milestones	Payment Amount
[**]$US
1. Designation by Trimeris of the first Development Compound	$	[**]
2. Dosing first patient in the first human clinical trial in any country with the first Development Compound or Product (Phase I clinical trial)	$	[**]
3. Initiation of the first Phase II clinical trial with the first Development Compound or Product	$	[**]
4. Initiation of the first Pivotal (Phase III) clinical trial with the Development Compound or Product	$	[**]
5. Approval of any NDA for a Product in the U.S.	$	[**]
6. First EU major country launch of a Product (first launch in either the UK, France, Germany, Italy, or Spain), including pricing approval in such country.*	$	[**]

Total Milestones		$5.25 M

*	In the event that pricing approval is not required for commercialization of Product in such country, then this milestone will be deemed to have been achieved upon Product launch in such country.

6.2.2 If the first Development Compound for a particular Target has been granted NDA approval in the U.S., then for a second and all subsequent Development Compounds and Products for the same Target, and resulting from the Research Collaboration during which CRL is paid for its FTE contributions [**] pursuant to Section 2.8.3(d), Trimeris shall pay to CRL only the following milestone payment, on a Product-by-Product basis, as applicable.

Milestones	Payment Amount
M = million $US
1. Approval of first NDA for a Product in the U.S.	$1.25 M
Total Milestones	$1.25 M

6.2.3 For a Product resulting from the Research Collaboration during which CRL is paid for its FTE contributions [**] pursuant to Section 2.8.3(d), no royalties shall be due and payable to CRL by Trimeris for Net Sales of such Product.

6.3 Milestones Paid Only Once. The applicable milestone payments set forth in this ARTICLE 6 that shall be due with respect to each Development Compound (on a Development Compound-by- Development Compound basis) and Product (on a Product-by-Product basis), shall be paid only once per Development Compound or Product. Should all development of a particular Development Compound or Product for a particular Target be discontinued for any reason by Trimeris, and Trimeris replaces the discontinued Development Compound or Product with another Compound or Product for the same Target, then, upon the next such Development Compound or Product achieving a milestone for which a corresponding milestone payment was made for the discontinued Development Compound or Product, no payment shall be due CRL with respect to such alternative Development Compound or Product with respect to such milestone.

6.4 Milestone Payments. The applicable milestone payments identified in this ARTICLE 6 shall be due upon the first achievement of that milestone by the Trimeris or its Affiliates, Sublicensees or other designees, as the case may be. Trimeris shall provide CRL with written notice of the achievement of each such milestone within thirty (30) days after such achievement. The applicable milestone payments shall be paid by Trimeris to CRL within thirty (30) days of receipt by Trimeris of an invoice from CRL reflecting such amount.

6.5 Royalties. The applicable royalty payments identified in and due under this ARTICLE 6 shall be paid by Trimeris to CRL within ninety (90) days after the end of each calendar quarter, and shall be based on a running royalty amount on Net Sales of Product sold by or under authority of Trimeris or its Affiliates, Sublicensees or other designees, as the case may be.

6.5.1 Payment of Royalties following Sublicense. In the event that Trimeris sublicenses rights to a Sublicensee to commercialize a Product(s) to a Third Party in a given territory or country, then the applicable royalty payments identified in and due under this ARTICLE 6 for that territory or country shall be paid by Trimeris to CRL within ninety (90) days after the end of each calendar quarter. The applicable royalty amount shall be based on a running royalty amount on Net Sales of a Product sold by or under authority of Trimeris’ Sublicensee during that calendar quarter. The royalty amount due to CRL for a Product in a given calendar quarter shall be determined by calculating the total Net Sales of that particular Product for the particular calendar quarter in the U.S. Territory or the International Territory on a calendar quarter basis, and applying the appropriate royalty rate to the total Net Sales for that calendar quarter in the respective territory according to the appropriate schedule set forth in this ARTICLE 6.

6.5.2 Royalty Term. Trimeris’ obligation to pay royalties to CRL under this ARTICLE 6 shall continue for each Product, on a country-by-country basis, until the later of (i) the expiration of the last to expire Valid Claim claiming a composition of matter comprising such Product, or a method of using such Product covering the specific indication for which the Product has been approved for marketing and sale in such country, or (b) 10 years from the first date of Product Launch in such country. In the event that no such patent has issued within one (1) year of the initial sale of the Product in a country in which such Product is being sold, Trimeris’ obligations to pay royalties to CRL under this ARTICLE 6 will be suspended until such time as a patent containing a Valid Claim claiming a composition of matter comprising such Product, or claiming a method of using such Product for the specific indication for which the Product has been approved for marketing and sale, issues in such country.

(a) Expiration of the Royalty Term. Upon expiration of the royalty term for each Product, on a country-by-country basis, Trimeris will have a no further monetary obligations to CRL with respect to such Products, and Trimeris will have a fully paid up, perpetual, royalty-free, worldwide, non-exclusive, sublicensable, irrevocable license right to CRL Technology granted pursuant to Section 4.2.1 to develop, make, have made, use, import, export, offer for sale, have sold and sell such Products.

6.6 Calendar Quarter. For the purposes of this Agreement, a calendar quarter is considered to be a 3 month time period selected from the group consisting of (a) from January 01st to March 31st, (b) from April 01st to June 30th, (c) from July 01st to September 30th, and (d) October 01st to December 31st.

6.7 Initiation of a Clinical Trial. For purposes of this ARTICLE 6, a clinical trial shall be deemed initiated upon the first dosing of the first patient in such trial.

6.8 Product Launch. For purposes of this ARTICLE 6, a Product Launch by Trimeris, its Affiliate or its respective Sublicensee for such Product :

(a) in the United States, its territories, commonwealths, and possessions (“U.S.”), is the first date of commercial sale of a Product to a Third Party wholesaler at an arms length transaction in the U.S.;

(b) in a major European Union country shall be deemed achieved upon receipt of the first written approval to market a Product from a major European country (i.e., France, Germany, Italy, Spain, or the United Kingdom), including the written receipt of pricing approval from such country; and

(c) in a country other than provided for in Sections 6.8(a)& (b), is the first date of commercial sale of a Product to a Third Party wholesaler at an arms length transaction in such other country including the written receipt of pricing approval from such country if so required by the governing authority in such country.

ARTICLE 7

BOOKS AND RECORDS FOR PAYMENTS

7.1 Royalty Reports and Payments.

7.1.1 Trimeris. After the first sale of a Product on which royalties are payable by Trimeris or its Affiliates or Sublicensees hereunder, Trimeris shall make quarterly written reports to CRL, with each quarterly report being accompanied by any royalty payment due for that calendar quarter. Each quarterly written report shall state, separately for Trimeris and each Affiliate and Sublicensee, the number and description of Products sold, aggregate Net Sales by country, of each Product sold during the calendar quarter upon which a royalty is payable under ARTICLE 6 above, the total deductions taken in calculating such Net Sales, and the exchange rates used to calculate payment. Trimeris shall also provide to CRL informal monthly reports stating, separately for Trimeris and each Affiliate and Sublicensee, the number, description, and aggregate Net Sales, by country, of each Product sold during that month upon which a royalty is payable.

7.2 Payment Method. All payments due to CRL under this Agreement shall be made from a bank located in the United States by bank wire transfer in immediately available funds to a bank account designated by CRL. All payments hereunder shall be made in U.S. dollars. In the event that the due date of any payment subject to ARTICLE 6 hereof is a Saturday, Sunday or national holiday, such payment may be paid on the following business day. Any payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due, plus an additional two percent (2%), calculated on the number of days such payment is delinquent.

7.3 Place of Royalty Payment; Currency Conversion. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in The Wall Street Journal for the average over the calendar quarter to which such payment pertains.

7.4 Records; Inspection. Trimeris and its Affiliates and Sublicensees shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of Trimeris for at least three (3) years following the end of the calendar year to which they pertain. Such records will be open for inspection during such three (3) year period by a public accounting firm, representing CRL, to whom Trimeris has no reasonable objection, solely for the purpose of verifying royalty statements hereunder; and such records shall be treated and maintained as Confidential Information of Trimeris, as defined in ARTICLE 10 herein. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this Section 7.4 shall be at the expense of CRL, unless an inspection reveals an underpayment or underreporting by Trimeris exceeding five percent (5%) of the amount paid or reported for any period covered by the inspection is established in the course of any such inspection, whereupon all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered will be paid promptly by Trimeris to CRL together with interest thereon from the date such payments were due at the lesser of the prime rate as reported by the Chase Manhattan Bank, New York, New York, plus an additional two percent (2%). The interest payable to CRL pursuant to this Section 7.4 shall in no way limit any other remedies available to CRL for such underpayment or underreporting.

7.5 Withholding Taxes. CRL will pay any and all taxes levied on account of such payment. If any taxes are required to be withheld by Trimeris, Trimeris will (a) deduct such taxes from the payment made to CRL, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to CRL and certify its receipt by the taxing authority within 30 days following such payment.

ARTICLE 8

DUE DILIGENCE

8.1 Due Diligence. CRL and Trimeris shall each use commercially reasonable efforts consistent with prudent business practices to fulfill their respective obligations under the Research

Collaboration. “Commercially reasonable efforts” for CRL shall mean the standard of effort consistent with the efforts that private biotechnology companies (or, in the event that CRL becomes a publicly traded biotechnology company, a public biotechnology company) devote to significant general practice of research, development and commercialization of products having similar market potential which are derived from internal research programs. “Commercially reasonable efforts” for Trimeris shall mean the standard of effort consistent with the efforts that public biotechnology companies devote to significant general practice of research, development and commercialization of products having similar market potential which are derived from internal research programs. In addition, Trimeris shall develop and commercialize Development Compound(s), and corresponding Product(s) using efforts comparable to those efforts it uses (or would use) for its own development candidates and products of comparable value, based on its own judgment and criteria for determining the potential technical and/or commercial success of such Development Compound(s), and corresponding Product(s).

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Inventorship and Disclosure.

9.1.1 Inventorship. Inventorship of any Invention and other intellectual property conceived and/or reduced to practice pursuant to this Agreement shall be determined in accordance with the patent laws of the country(ies) in which the invention was invented. CRL warrants that it has the necessary agreements executed with the Chemists it uses, including those of its Affiliates, which obligates them, if deemed inventors of Inventions, to assign complete ownership of such Inventions to CRL. CRL is solely responsible for any and all costs necessary to effect transfer to, and assignment of, such Inventions from such Chemists to CRL.

9.1.2 Disclosure of Inventions. Each Party shall promptly disclose to the other Party any inventions made in performance of, and in connection with this Agreement.

9.2 Ownership of Inventions.

9.2.1 Collaboration Technology.

(a) All right, title and interest in and to all Collaboration Technology shall be owned solely by Trimeris. CRL shall reasonably cooperate with Trimeris, at no additional expense to Trimeris, and promptly execute and provide all reasonably necessary information, data, paperwork or other documents necessary to transfer and effect all right, title, interest and sole ownership of Collaboration Technology to Trimeris. The Parties agree that any such Inventions are subject to, and patent application(s) filed claiming such Inventions will comply with the requirements of, the CREATE Act (The Cooperative Research and Technology Enhancement Act of 2004). Other than as expressly provided for in this Agreement, CRL shall have the right to exploit the Collaboration Technology without the express prior written consent of Trimeris.

(b) The Parties recognize that there may be commercialization of Product(s) by Trimeris or its Sublicensee in a dosage form combined with an active drug substance other than Product which active drug substance is licensed to Trimeris by a Third Party (“Combination Drug”). In such event, the Parties shall negotiate in good faith to successfully complete negotiation of the operative and financial terms between the Parties for such commercialization, such operative and financial terms shall in no event exceed payment terms provided for such Product according to Article 6. If the Parties fail to successfully complete such negotiation within a reasonable time period, the Parties agree that the operative and financial terms for such commercialization shall be determined and settled by binding arbitration in an arbitration process set forth in Article 14 herein.

(c) In the event that a Third Party asserts that commercialization of a Product by Trimeris would infringe the intellectual property rights of such Third Party, then a Party receiving such assertion will promptly give written notice to the other Party of such assertion. In such event, the Parties shall negotiate in good faith a plan of action with respect to such Third Party assertions. If the plan of action is to license such Third Party intellectual property rights, the Parties shall negotiate in good faith to successfully complete negotiation of the operative and financial terms between the Parties for such commercialization in taking into account any payments made or to be made to the Third Party for such license, such operative and financial terms shall in no event exceed payment terms provided for such Product according to Article 6. If the Parties fail to successfully complete such negotiation within a reasonable time period, the Parties agree that the operative and financial terms for such plan of action or commercialization shall be determined and settled by binding arbitration in an arbitration process set forth in Article 14 herein.

9.2.2 CRL Technology and Trimeris Technology. Notwithstanding Section 9.2.1 above or any other provision of this Agreement: (a) all right, title and interest in and to CRL Technology shall be owned by CRL; and (b) all right, title and interest in and to Trimeris Technology shall be owned by Trimeris.

9.3 Development Technology. With respect to the rights of Trimeris to develop a Development Compound or Product, Trimeris shall have the right to engage a Third Party contractor in formulation technology or delivery technology or product criteria maximization to the extent Trimeris deems necessary for achieving a Product it desires to commercialize. A written agreement of Trimeris with such Third Party subcontractor shall have provisions regarding confidentiality and prohibitions on transfer of information, and non-use and ownership of intellectual property, consistent with those contained herein. If, during the Third Party subcontracting a new invention not covered by Collaboration Technology is conceived and/or reduced to practice (“Development Technology”) relating to the formulated or deliverable Product (“Modified Product”), Trimeris shall use its best efforts to negotiate sole ownership of Modified Product, or at least joint ownership with the Third Party contractor. In such event, the Parties shall negotiate in good faith to successfully complete negotiation of the operative and financial terms between the Parties for such commercialization of a Modified Product, such operative and financial terms shall in no instance exceed payment terms provided for such Product according to Article 6. If the Parties fail to successfully complete such negotiation within a reasonable time period, the Parties agree that the operative and financial terms for such commercialization shall be determined and settled by binding arbitration in an arbitration process set forth in Article 14 herein.

9.4 Patent Prosecution.

9.4.1 Collaboration Technology.

(a) Trimeris shall be solely responsible, at its expense, for preparing, filing, prosecuting and maintaining patent applications and patents directed to Collaboration Technology, and conducting any interferences, re-examinations, reissues and oppositions relating thereto. CRL shall reasonably cooperate with Trimeris, at no additional expense to Trimeris, and promptly execute and provide all reasonably necessary information, data, paperwork or other documents requested by Trimeris, and making scientists and scientific records reasonably available to Trimeris, in order to enable Trimeris to file, prosecute and maintain such patent applications and to conduct any such proceedings.

(b) Trimeris may elect, upon ninety (90) days’ prior notice, to discontinue prosecution of any such patent applications and/or not to file or conduct any further activities with respect to any such patent applications or patents related to Collaboration Technology. In the event Trimeris declines to file or, having filed, fails to further prosecute or maintain any such patent applications or patents, or conduct any proceedings including, but not limited to, interferences, re-examinations, reissues, oppositions relating thereto, then CRL shall have the right to prepare, file, prosecute and maintain such patent applications and patents in such countries as it deems appropriate, and conduct such proceedings, at its sole expense. In such case, Trimeris shall immediately execute all necessary documents that may be required in order to enable CRL to file, prosecute and maintain such patent applications and to conduct any such proceedings.

9.4.2 Other Technology. Except as provided in Section 9.4.1, each Party shall be responsible, at its own expense and in its sole discretion, for preparing, filing, prosecuting and maintaining, in such countries as it deems appropriate, any and all patent applications and patents directed to inventions owned or controlled by such Party (Trimeris Technology in the case of Trimeris, and CRL Technology in the case of CRL) and conducting any interferences, re-examinations, reissues and oppositions relating to such patent applications and patents.

9.5 Reports. Trimeris shall keep CRL informed as to the status of patent matters described in Section 9.4.1(a) by providing CRL with a semi-annual report containing a list of the patent applications and patents, which Trimeris is prosecuting and maintaining according to Section 9.4.1(a), that minimally includes the number assigned to each application or patent, the applicable filing date and/or issue date, and the current status of each application or patent. Accompanying the semi-annual report, Trimeris will provide to CRL copies of patent applications which have been filed by Trimeris according to Section 9.4.1(a) during the six month period covered by the semi-annual report.

9.6 Enforcement and Defense.

9.6.1 Notice. Each Party shall promptly notify the other of any knowledge it acquires of any material infringement or reasonable belief of such material infringement by a Third Party of the rights licensed to it according to Section 4.1 and Section 4.2.

9.6.2 Trimeris. Trimeris shall have the initial right, but not the obligation, to take reasonable legal action to enforce against infringements by Third Parties or defend any declaratory judgment action relating to any patent filed by it pursuant to Section 9.4.1(a) using counsel of its choice, provided that CRL has the right to join the action as a matter of law. CRL shall have the right to participate, at its own expense which is not subject to recovery pursuant to Section 9.6.4, and with counsel of its choice, in any such legal action initiated by Trimeris, to the extent permitted by applicable law, and CRL shall give to Trimeris all authority, information and assistance necessary to defend or settle any such suit, action or proceeding. If, within six (6) months following receipt of information pertaining to a possible infringement by a Third Party, or within three (3) months following receipt of a notice of any declaratory judgment action relating to any patent filed by Trimeris pursuant to Section 9.4.1(a), Trimeris fails to take such action to halt a commercially significant infringement or defend any declaratory judgment action related to any patent filed pursuant to Section 9.4.1(a) within a timeframe so as not to jeopardize the following right of CRL, CRL shall, in its sole discretion, have the right, at its sole expense, to take such action.

9.6.3 CRL. CRL shall have the initial right, but not the obligation, to take reasonable legal action to enforce against infringements by Third Parties of CRL Technology licensed to Trimeris according to Section 4.1 and Section 4.2, or defend any declaratory judgment action relating to any patent filed by CRL pursuant to Section 9.4.1(b), using counsel if its choice. If, within six (6) months following receipt of information pertaining to a possible infringement by a

Third Party, or within three (3) months following receipt of a notice of any declaratory judgment action relating to any patent filed by CRL pursuant to Section 9.4.1(b), CRL fails to take such action to halt a commercially significant infringement or defend any declaratory judgment action related to any patent filed pursuant to Section 9.4.1(b) within a timeframe so as not to jeopardize the following right of Trimeris, Trimeris shall, in its sole discretion, have the right, at its sole expense, to take such action.

9.6.4 Cooperation; Costs and Recoveries. Each Party agrees to render such reasonable assistance as the enforcing Party may request, at the enforcing Party’s expense. Unless as otherwise provided for in this Agreement, amounts recovered from enforcing a patent filed pursuant to Section 9.4.1 and Section 9.6.2, whether as payment in settlement or otherwise, shall first be applied to expenses of such litigation, including reasonable attorneys’ fees, incurred by the Parties, with any remaining amounts recovered belonging to the Party bringing the action, except that any recovery realized by a Party as a result of such litigation, after reimbursement of the Parties’ litigation expenses, shall, only to the extent directly attributable to lost sales or lost profits with respect to Products, be treated as Net Sales of the applicable Product for purposes of this Agreement. The costs in bringing any action to enforce a patent filed pursuant to Section 9.4.2, 9.6.2 or 9.6.3 relating to CRL Technology or Collaboration Technology shall be paid by, and all recoveries therefrom belong to the Party bring the action.

9.7 Infringement Claims. If the manufacture, sale or use of any Product pursuant to this Agreement because of the practice of the Collaboration Technology results in any claim, suit or proceeding alleging patent infringement against CRL or Trimeris (or either’s Affiliates or Sublicensees), such Party shall promptly notify the other Party hereto in writing setting forth the facts of such claim in reasonable detail. The defendant shall have the exclusive right and obligation to defend and control the defense of any such claim, suit or proceeding, at its own expense, using counsel of its own choice; provided, however, it shall not enter into any settlement which admits or concedes that any aspect of the Collaboration Technology is invalid or unenforceable, without the prior written consent of such other Party, such consent not to be unreasonably withheld. The defendant shall keep the other Party hereto reasonably informed of all material developments in connection with any such claim, suit or proceeding.

ARTICLE 10

CONFIDENTIALITY

10.1 Confidential Information. Except as otherwise expressly provided herein, the Parties agree that, for the term of this Agreement and for ten (10) years thereafter, the receiving Party shall not, except as expressly provided in this ARTICLE 10, disclose to any Third Party or use for any purpose any Confidential Information furnished to it by the disclosing Party hereto pursuant to this Agreement, or any results of the Research Collaboration (“Results”). For purposes of this ARTICLE 10, “Confidential Information” shall mean any information, which if disclosed in tangible form is marked “Confidential” or with other similar designation to indicate its confidential or proprietary nature, or, if disclosed orally, is indicated orally to be confidential or proprietary at the time of such disclosure and is confirmed in writing as Confidential Information within forty-five (45) days after such disclosure. Notwithstanding the foregoing, Confidential Information shall not include any information that can be established by the receiving Party by competent proof that such information:

10.1.1 was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

10.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

10.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

10.1.4 was independently developed by the receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

10.1.5 was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

10.1.6 Notwithstanding anything to the contrary in this Agreement, the chemical structures of, Compounds, and synthetic methods specific to Compounds, shall be deemed Confidential Information of Trimeris, whether or not so marked. The chemical structures of Library Compounds and synthetic methods specific to Library Compounds shall be deemed Confidential Information of CRL, whether or not so marked.

10.2 Permitted Use and Disclosures. Each Party hereto may use or disclose Confidential Information disclosed to it by the other Party or Results only to the extent such use or disclosure is reasonably necessary and permitted in the exercise of the rights granted hereunder to the Party seeking to use or disclose Confidential Information, including: in filing or prosecuting patent applications; prosecuting or defending litigation; complying with applicable governmental laws, regulations or court order or otherwise submitting information to tax or other governmental authorities; optimizing a Product; conducting clinical trials; or making a permitted sublicense, or otherwise exercising license rights expressly granted by the other Party to it pursuant to the terms of this Agreement; provided that if a Party is required to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other Party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its commercially reasonable efforts to secure confidential treatment of such information in consultation with the other Party prior to its disclosure (whether through protective orders or otherwise). Notwithstanding anything contrary in this Agreement, without advance notice to the other Party, either Party may make reports to or filings with the Securities and Exchange Commission as it determines, based on advice of counsel, are reasonably necessary to comply with applicable laws and regulations, while limiting disclosure of Confidential Information to that which the Party reasonably believes is required to be disclosed by such applicable laws and regulations.

10.3 Termination of Prior Agreement. Notwithstanding anything contrary in this Agreement, all information exchanged between the Parties under the Mutual Nondisclosure Agreement dated 08 July 2004 between the Parties shall be deemed Confidential Information and shall be subject to the terms of this ARTICLE 10.

10.4 Nondisclosure of Terms. Each of the Parties hereto agrees not to disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, except to such Party’s attorneys, advisors, investors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law or applicable governmental regulation. Notwithstanding the foregoing, the Parties agree upon a joint press release as expressly provided in APPENDIX B of this Agreement and shall announce the execution of this Agreement after the Effective Date. Thereafter, CRL and Trimeris may each disclose to Third Parties the information contained in such press release without the need for further approval by the other. However, Trimeris and CRL shall not make public statements regarding the receipt by CRL of milestone and royalty payments made by Trimeris as specified in ARTICLE 6, unless such Party believes that such disclosure is required by applicable law. Notwithstanding the foregoing, CRL may not make public statements about Compounds delivered to Trimeris under the Research Collaboration without the expressed written consent of Trimeris. Trimeris may, in its sole discretion, make public statements about progress of the Research Collaboration and may communicate information regarding the status of a Compound or Product.

10.5 Publication. Notwithstanding any term in this Agreement that may state or imply to the contrary, but subject to Section 10.1 hereof, results and data generated by the Parties in performing the Research Collaboration may be submitted for publication through Trimeris in accordance with Trimeris’ customary practices regarding public dissemination of such information. Except as otherwise specifically provided for herein, Trimeris has the sole right to determine when and if to publicly disclose any non-public information regarding (a) the status of the Research Collaboration or the Agreement, (b) the status or research data obtained on Compounds, (c) the data from preclinical evaluation of Compounds, (d) the status of any clinical trial utilizing Compounds (including all data from such trials), (e) progress in development of the Compounds, or (f) any other business and technical information directly relating to the Agreement or to Compounds. CRL shall not make any public statements or make any other disclosures in writing regarding any aspect of the Agreement or any business or technical information directly relating to the Compounds or studies using such Compounds without the express written consent of Trimeris. Any scientific publication by either Party, which is first approved pursuant to this Section 10.5 for publication, shall acknowledge the other Party’s contribution to the extent consistent with standard practice for scientific publications.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1 Trimeris. Trimeris represents and warrants on its own behalf and on behalf of its Affiliates that: (i) it has the legal power, authority and right to enter into this Agreement and to perform all of its obligations hereunder; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; (iii) it has the full right to enter into this Agreement, and to fully perform its obligations hereunder; (iv) it has not previously granted, and during the term of this Agreement will not knowingly make any commitment or grant any rights which are in conflict in any material way with the rights and licenses granted herein; and (v) to the best of its knowledge as of the Effective Date, there are no existing or threatened actions, suits or claims pending against it that would materially impair the Trimeris Technology.

11.2 CRL. CRL represents and warrants on its own behalf and on behalf of its Affiliates that: (i) it has the legal power, authority and right to enter into this Agreement and to perform all of its obligations hereunder; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; (iii) it has the full right to enter into this Agreement, and to fully perform its obligations hereunder; (iv) it has not previously granted, and during the term of this Agreement will not knowingly make any commitment or grant any rights which are in conflict in any material way with the rights and licenses granted herein; and (v) to the best of its knowledge as of the Effective Date, there are no existing or threatened actions, suits or claims pending against it that would materially impair the CRL Technology.

11.3 Disclaimer. Trimeris and CRL specifically disclaim any guarantee that the Research Collaboration will be successful, in whole or in part. The failure of Trimeris to successfully develop Actives, Focused Library Compounds, Lead Compounds, Development Compounds, or Products will not constitute a breach of any representation or warranty or other obligation under this

Agreement. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, CRL AND TRIMERIS MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE COLLABORATION TECHNOLOGY, TRIMERIS TECHNOLOGY, LIBRARY COMPOUNDS, FOCUSED LIBRARY COMPOUNDS, ACTIVES, LEAD COMPOUNDS, DEVELOPMENT COMPOUNDS, INFORMATION DISCLOSED HEREUNDER OR PRODUCTS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY COLLABORATION TECHNOLOGY, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

11.4 Limitation of Liability. EXCEPT FOR PAYMENTS UNDER ARTICLE 6 AND LIABILITY FOR BREACH OF ANY OF ARTICLES 9 AND 10, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 11.4 shall not be construed to limit either party’s indemnification obligations under Article 12.

ARTICLE 12

INDEMNIFICATION

12.1 Trimeris. Trimeris agrees to indemnify, defend and hold CRL and its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “CRL Indemnitees”) harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to (i) any Products developed, manufactured, used, sold or otherwise distributed by or on behalf of Trimeris, its Affiliates or Sublicensees or other designees (including, without limitation, product liability and patent infringement claims), (ii) the performance of the Research Collaboration by Trimeris, (iii) with respect to Trimeris’ activities to commercialize a Product, the use of the Targets which are involved in the conduct of the Research Collaboration, and the making or use of modulators of such Targets, and (iv) any breach by Trimeris of the covenants, representations and warranties made in this Agreement; except, in each case, to the extent such Liabilities result from the gross negligence or intentional misconduct of CRL.

12.2 CRL. CRL agrees to indemnify, defend and hold Trimeris and its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “Trimeris Indemnitees”) harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to (i) the performance of the Research Collaboration by CRL, and (ii) any breach by CRL of its covenants, representations and warranties made in this Agreement; except, in each case, to the extent such Liabilities result from the gross negligence or intentional misconduct of Trimeris.

12.3 Indemnification Procedure. A Party that intends to claim indemnification (the “Indemnitee”) under this ARTICLE 12 shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, complaint, suit, proceeding or cause of action with respect to which the Indemnitee intends to claim such indemnification (for purposes of this Section 12.3, each a “Claim”), and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The indemnification obligations of the Parties under this ARTICLE 12 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this ARTICLE 12, but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability to any Indemnitee otherwise than under this ARTICLE 12. The Indemnitee under this

ARTICLE 12, and its employees, at the Indemnitor’s request and expense, shall provide full information and reasonable assistance to Indemnitor and its legal representatives with respect to such Claims covered by this indemnification. It is understood that only Trimeris may claim indemnity under this ARTICLE 12 (on its own behalf or on behalf of a Trimeris Indemnitee), and other Trimeris Indemnitees may not directly claim indemnity hereunder. Likewise, it is understood that only CRL may claim indemnity under this ARTICLE 12 (on its own behalf or on behalf of a CRL Indemnitee), and other CRL Indemnitees may not directly claim indemnity hereunder.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. Unless terminated earlier as provided in this ARTICLE 13, the term of this Agreement shall commence on the Effective Date, and shall continue in full force and effect on a country-by-country and Product-by-Product basis until Trimeris and its Sublicensees have no remaining payment obligations in a country as described in ARTICLE 6.

13.2 Termination for Breach. Either Party to this Agreement may terminate the Research Collaboration and this Agreement in the event the other Party hereto shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the breaching Party by the non-breaching Party. Any termination shall become effective at the end of such sixty (60) day period unless: (a) the breaching Party (or any other Party on its behalf) has cured any such breach or default prior to the expiration of the sixty (60) day period; or (b) the Party alleged to be in breach disputes in good faith such termination pursuant to ARTICLE 14, or such other dispute resolution as the Parties may agree, whereupon such right to terminate shall be tolled for so long as such dispute resolution procedures are being pursued by such Party in good faith and if it is finally and conclusively determined pursuant to such procedures that such Party is in breach, then such Party shall have the right to cure within a sixty (60) day period following such determination.

13.3 Termination for Insolvency. If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, the other Party may immediately terminate the Research Collaboration and/or this Agreement, effective upon notice of such termination.

13.4 Permissive Termination

13.4.1 Termination of the Research Collaboration by Trimeris.

(a) At six (6) months from the Effective Date, Trimeris shall have the right, in its sole discretion and option, to terminate this Agreement and/or the Research Collaboration, by giving CRL thirty days written notice. Termination shall become effective as of the end of the thirty (30) day notification period.

(b) At any time after six (6) months from the Effective Date, Trimeris shall have the right, in its sole discretion and option, to terminate this Agreement and/or the Research Collaboration, by giving CRL sixty (60) days written notice. Termination shall become effective as of the end of the sixty (60) day notification period.

13.4.2 Termination of The Research Collaboration on a Target by Trimeris. Pursuant to Section 2.7.2(b), at any time during the term of the Research Collaboration, Trimeris may elect to discontinue its research and/or development activities with respect to a particular Target, and may elect to proceed with Research Collaboration activities with respect to the remaining Target. Trimeris shall have the right to discontinue any of its research, development and/or commercialization of either Target without prejudice to: (a) Trimeris’ rights under the Research Collaboration to develop and commercialize a remaining Target; and (b) Trimeris’ rights under the Research Collaboration to develop and commercialize a Product according to the terms of this Agreement.

13.4.3 Termination of Development and/or Commercialization of a Product by Trimeris for Safety Reasons. If Trimeris determines, in good faith, that it is not feasible for Trimeris or its sublicensess to pursue the research and/or development of a Compound or a Development Compound, or the launch or sale of a Product due to safety concerns, including due to adverse events of such Product (or a Development Compound being advanced towards a Product) or due to other health and safety concerns, then Trimeris shall promptly notify CRL in writing of its determination, and of its decision to terminate its obligations with respect to pursuing the research, development, launch or sale such Product or such Development Compound. Termination of a Development Compound or Product by Trimeris pursuant to this Section 13.4.3 shall not be considered a breach of Trimeris’ Commercially reasonable efforts under Section 8.1.

13.4.4 Termination of the Research Collaboration by CRL. At any time after two (2) years from the Effective Date, CRL may terminate the Research Collaboration, for any reason or no reason, upon ninety (90) days’ written notice to Trimeris. In the event of termination by CRL of the Research Collaboration pursuant to this Section 13.4.4:

(a) after such termination, CRL shall have no further obligation to perform Research Plan activities and Trimeris shall have no further obligation to provide FTE funding, research payments, or costs to CRL under Section 2.8; and upon termination, CRL shall cease all Research Plan activities;

(b) all licenses granted by Trimeris to CRL hereunder shall terminate and revert to Trimeris;

(c) Section 5.1.2 shall terminate and be of no further force or effect;

(d) except as set forth above in this Section 13.4.4, this Agreement shall otherwise remain in full force and effect in accordance with its terms (including, without limitation, the licenses granted to Trimeris under Article 4 and the provisions of Article 6); provided, however, that if CRL terminates the Research Collaboration prior to designation of the first Development Compound, then Trimeris shall not be obligated to pay milestones or royalties to CRL under Article 6 with respect to any Focused Library Compound, Lead Compound or Compound that Trimeris subsequently designates as a Development Compound or otherwise clinically develops or commercializes as Product.

13.5 Effect of Breach or Termination.

13.5.1 Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release either Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

13.5.2 Return of Materials. Upon any termination of this Agreement, Trimeris and CRL shall promptly return to the other Party all Confidential Information (including, without limitation, all Know-How) received from the other Party and to which the Party does not retain rights hereunder, except one copy of which may be retained for archival purposes only.

13.5.3 Licenses & Grants.

(a) Research Licenses.

(1) The Research Licenses granted to each of Trimeris and CRL under Section 4.1 shall terminate in the event of any termination of the Agreement by either Party pursuant to Section 13.2, or upon expiration of this Agreement.

(2) The Research License granted to CRL under Section 4.1 shall terminate in the event of any termination of the Agreement by Trimeris pursuant to Sections 2.13.4, or 13.4.1.

(3) In the event of termination of this Agreement by Trimeris pursuant to Sections 2.13.4, 13.2 or 13.3, any Research Use License granted to Trimeris under Section 2.4.4(c) shall survive.

(b) Commercial Licenses.

(1) In the event of any termination of this Agreement by Trimeris pursuant to Sections 2.13.4, 13.3 (to the extent allowed by law), or 13.4, the Licenses and Grants granted to Trimeris pursuant to Section 4.2 and 4.3 shall remain in effect; and, if following such termination Trimeris continues to develop Compounds and/or sell Products, any milestone or royalty payments that would have become due and payable to CRL according to ARTICLE 6 but for such termination by Trimeris, shall continued to be paid by Trimeris pursuant to, and for only for the duration as specified in, ARTICLE 6.

(2) In the event that Trimeris terminates this Agreement pursuant to Section 13.2, the Licenses and Grants granted to Trimeris pursuant to Sections 4.2 and 4.3 shall remain in effect; and, if following such termination Trimeris continues to develop Compounds and/or sell Products, any milestone or royalty payments that would have become due and payable to CRL according to ARTICLE 6 but for such termination by Trimeris, shall be escrowed by Trimeris (“Escrowed Amounts”) using an escrow agent (“Escrow Agent”) of Trimeris’ choice, such Escrow Agent being suitably qualified to perform such duties as are customary for such matters, until final resolution by an arbitrator pursuant to ARTICLE 14 related to such breach, and the arbitrator’s determination of the release and proper distribution of the Escrowed Amounts.

13.5.4 Exclusivity of Compounds

(a) In the event of any termination of this Agreement and/or of the Research Collaboration pursuant to Sections 2.13.4, 13.2 or 13.3 (the latter with respect to applicable law) by Trimeris, or pursuant to Section 13.4.4 by CRL, Trimeris shall have the right in and to, and for the use of, any and all Compounds described in Sections 1.7, 1.11, 1.14, 1.15, 1.24, and 1.32, and associated regulatory filings and marketing rights. CRL or its Affiliates or its Sublicensees shall not develop, sell, or otherwise transfer any or all of such Compounds, or information about such compounds (including, but not limited to, Compound structure, methods of synthesis, physical characteristics, formulations, etc.) for any use without the prior written consent of Trimeris; nor shall CRL provide any or all of such Compounds to a Third Party as part of the CRL Library, without the prior written consent of Trimeris.

(b) In the event of any termination of this Agreement by CRL pursuant to Sections 13.2 or 13.3 (the latter with respect to the extent allowed by law), the exclusivity provision pursuant to Section 2.11.1 shall expire.

13.5.5 Survival Sections. Sections 4.3.2, 9.2.1(a), 9.2.2, 9.4, 13.5 and ARTICLES 1, 10, 12, 14 and 15 of this Agreement shall survive the expiration or termination of this Agreement for any reason.

ARTICLE 14

DISPUTE RESOLUTION

14.1 Initiation of Arbitration. Unless otherwise explicitly set forth in this Agreement, in the event that the Parties are unable to resolve any dispute, controversy or claim arising out of, or in relation to this Agreement, or the breach, termination or invalidity thereof (collectively “Issue”), the Parties shall attempt in good faith to resolve such Issue by referring such Issue to the Consultation process pursuant to Section 15.13 herein. In the event that the Issue remains unresolved following such Consultation process, either Party may initiate arbitration in accordance with this subsection under the guidelines of the American Arbitration Association (“AAA”) in Wilmington, Delaware , under the commercial rules then in effect for AAA, except as provided herein.

14.1.1 A Party shall notify the other Party in writing should it intend to initiate arbitration. The Parties shall select, by mutual agreement, one arbitrator within a time period of thirty (30) days after receipt of such notice. Should no arbitrator be chosen within the thirty (30) days period, the AAA shall appoint the arbitrator within thirty (30) days after the end of such period. The arbitrator shall be a lawyer knowledgeable and experienced in the law concerning the subject matter of the dispute, and shall not be an Affiliate, employee, consultant, officer, director or stockholder of any Party.

14.1.2 Within thirty (30) days after selection of such arbitrator, each Party shall Parties shall be required to set forth in writing all disputed Issues and a proposed resolution on the merits of each such Issue, and the reasons for proposing and supporting the resolution.

14.1.3 Should either Party desire a joint meeting before the arbitrator, then such meeting shall be held within forty five (45) days after the end of the above resolution submission period. The arbitrator shall set a date for a hearing within the forty five (45) day period to discuss each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA; provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence and the arbitration shall be conducted by a single arbitrator.

(a) Within thirty (30) days after the later of (i) the end of the resolution submission period, or (ii) holding of the joint meeting with the arbitrator, the arbitrator shall decide the matter by selecting either (a) one of such resolutions submitted by either Party, or (b) creating a compromise solution incorporating elements of both Parties submitted resolutions. The arbitrator shall have sole discretion as to how best to resolve the Issue using his best reasonable judgment and capacity. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties

(b) Unless otherwise agreed by the Parties, the arbitrator shall make such decision based on the following factors in descending order of importance: (i) consistency with the provisions of this Agreement; (ii) consistency with the intent of the Parties as reflected in this Agreement; and (iii) customary and reasonable provisions included in agreements of comparable subject matter. The decision of the arbitrator will be binding upon the Parties without the right of appeal, and judgment upon the decision rendered by the arbitrator may be entered in any court(s) having jurisdiction thereof.

(c) The Parties shall share equally the reasonable documented cost of such arbitration proceeding, but not the individual cost of the Parties in participating in such proceeding.

ARTICLE 15

MISCELLANEOUS

15.1 Governing Laws. This Agreement and any dispute arising from the construction, performance or breach hereof shall be governed by and construed, and enforced in accordance with, the laws of the State of Delaware, without reference to conflicts of laws principles, and the Parties agree and accept to be subject to the jurisdiction of the State of Delaware.

15.2 Waiver. It is agreed that no waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

15.3 Assignment. Unless otherwise expressly permitted hereunder, neither Party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party, except that either Party may assign its rights and responsibilities hereunder without the other Party’s consent as part of either: (i) the sale of all or substantially all of the assets or the entire business to which this Agreement relates, or a merger, consolidation, reorganization or other combination with or into another person or entity; or (ii) the transfer or assignment to an Affiliate, in each case, pursuant to which the surviving entity or assignee assumes the assigning or merging Party’s obligations hereunder. Any assignment made in violation of this Section 15.3 shall be null and void.

15.4 Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

15.5 Compliance with Laws. In exercising their rights under this license, the Parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license including, without limitation, those applicable to the discovery, development, manufacture, distribution, import and export and sale of Products pursuant to this Agreement.

15.6 Patent Marking. Trimeris agrees to mark and have its Affiliates and Sublicensees mark all Products sold by Trimeris and its Affiliates and Sublicensees pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

15.7 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Parties hereto and shall be deemed to have been given upon receipt:

If to Trimeris:	Trimeris, Inc.
3500 Paramount Parkway
Morrisville, NC 27560
Attention: Vice President, Corporate Development
Facsimile: (919) 419-1816
with copy to: Legal Counsel

If to CRL:	ChemBridge Research Laboratories, LLC
16981 Via Tazon, Suite K
San Diego, CA 92127
U.S.A.
Attention: Chief Executive Officer
Facsimile: (858) 451-7402
with copy to: Legal Counsel

15.8 Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions. In the event a Party seeks to avoid a material provision of this Agreement upon an assertion that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon sixty (60) days prior written notice to the asserting Party, unless such assertion is eliminated and cured within such sixty (60) day period. Such a termination shall be deemed a termination by such Party for breach pursuant to Section 13.2.

15.9 Advice of Counsel. CRL and Trimeris have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

15.10 Performance Warranty. Each Party hereby warrants and guarantees the performance of any and all rights and obligations of this Agreement by its Affiliates and Sublicensees and permitted Third Party subcontractors.

15.11 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing Party and such Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

15.12 Complete Agreement. This Agreement with its Exhibits, constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and executed by the respective duly authorized representatives of CRL and Trimeris.

15.13 Consultation. Except as otherwise provided in this Agreement, if an unresolved dispute arises out of or relates to this Agreement, or the breach thereof, either Party may refer such dispute to the Chief Executive Officer of Trimeris and the Chief Executive Officer of CRL, who shall meet in person or by telephone within forty-five (45) days after such referral to attempt in good faith to resolve such dispute.

15.14 Headings. The captions to the several Sections hereof are not a part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.

15.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

REST OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

TRIMERIS, INC.		CHEMBRIDGE RESEARCH LABORATORIES, INC.

By:	/s/ Steven D. Skolsky	By:	/s/ Eugene Vaisberg
Name: Steven D. Skolsky		Name: Eugene Vaisberg
Title: CEO		Title: CEO

APPENDIX A

INITIAL RESEARCH PLAN

1. gp120 TARGET

The objective of the Stage I Research for the gp120 Target is to identify potent and selective inhibitors of HIV fusion/entry as Lead Compounds.

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APPENDIX B

PRESS RELEASE

(To be attached)